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                                                                     EXHIBIT 2





                STOCK AND MEMBERSHIP INTEREST PURCHASE AGREEMENT

                          DATED AS OF OCTOBER 30, 2000

                                  BY AND AMONG

                    THE STOCKHOLDERS OF REDI-CUT FOODS, INC.,

                    THE MEMBERS OF KANSAS CITY SALAD, L.L.C.,

                 THE MEMBERS OF K.C. SALAD REAL ESTATE, L.L.C.,

                            K.C. SALAD HOLDINGS, INC.

                                       AND

                         PERFORMANCE FOOD GROUP COMPANY,
                                  AS PURCHASER


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                STOCK AND MEMBERSHIP INTEREST PURCHASE AGREEMENT

         THIS AGREEMENT ("Agreement") is made as of October 30, 2000, among the stockholders (individually a "Stockholder" and collectively the "Stockholders") of Redi-Cut Foods, Inc., an Illinois corporation ("Redi-Cut"), the members (the "KC Salad Members") of Kansas City Salad, L.L.C., an Illinois limited liability company ("KC Salad"), the members (the "KC Real Estate Members") of K.C. Salad Real Estate, L.L.C., a Delaware limited liability company ("KC Real Estate"), Performance Food Group Company, a Tennessee corporation ("Purchaser") and K.C. Salad Holdings, Inc., a Missouri corporation ("Acquisition Sub"). The KC Salad Members and the KC Real Estate Members are individually referred to herein as a "Member" and collectively the "Members". Redi-Cut, KC Salad and KC Real Estate are referred to herein collectively as the "Company".

                                 R E C I T A L S

         A. The Stockholders own all of the issued and outstanding capital stock of Redi-Cut consisting of shares of Class A Common Stock, no par value per share (the "Class A Shares"), and Class B Common Stock, no par value per share (the "Class B Shares"), of Redi-Cut (the Class A Shares and Class B Shares are collectively referred to as the "Shares") in the amounts set forth on EXHIBIT A attached hereto. The KC Salad Members own all of the membership interests of KC Salad (the "KC Salad Membership Interests") in the amounts set forth on EXHIBIT B attached hereto. The KC Real Estate Members own all the membership interests of KC Real Estate in the amounts set for on EXHIBIT C attached hereto (the "KC Real Estate Membership Interests"). The KC Salad Membership Interests and the KC Real Estate Membership Interests are collectively referred to herein as the "Membership Interests."

         B. Redi-Cut and KC Salad are engaged in the business of processing, marketing, distributing and selling fresh-cut produce (the "Business"). KC Real Estate owns real estate and equipment used by KC Salad in the Business.

         C. Purchaser desires to acquire the Shares of Redi-Cut and the Acquisition Sub desires to acquire Membership Interests of KC Salad and KC Real Estate; and the Stockholders desire to have Purchaser acquire the Shares and the Members desire to have Acquisition Sub acquire the Membership Interests, on the terms and subject to the conditions herein contained (the "Acquisition").

                               A G R E E M E N T S

         Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:




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                                    ARTICLE I
              Purchase and Sale of Shares and Membership Interests

         1.1 Transfer of Shares and Membership Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined herein), the Stockholders and Members agree to sell, transfer and convey to Purchaser and Acquisition Sub, and Purchaser and Acquisition Sub agree to purchase and acquire from the Stockholders and Members, free and clear of all liens, claims, charges, restrictions, security interests, equities, proxies, pledges, voting trusts, voting agreements or encumbrances of any kind ("Claims") the Shares and Membership Interests, which constitute all the issued and outstanding shares of capital stock and membership interests of the Company. The aggregate purchase price for the Shares and Membership Interests shall equal the Consideration (as defined herein). The Consideration shall be allocated among the Stockholders and Members in accordance with SCHEDULE 1.1.

         1.2 Consideration.

                  (A) The "Consideration" means (i) $132,500,000 (of which $125 million relates to the Shares and $7.5 million relates to the KC
         Salad Membership Interests), plus (ii) one-half the amount of the Net Book Value (but in no event to exceed $600,000), plus (iii) the Net Working Capital Adjustment (which may be a negative number), plus
         (iv) the amount of Cash and Cash Equivalents, minus (v) the amount of Funded Debt (capitalized terms are defined below).

                  (B) The "Net Book Value" means the amount by which the aggregate book value of KC Real Estate's assets, plus the book value of KC Equipment exceeds the aggregate book amount of the liabilities of KC Real Estate, all determined in accordance with SCHEDULE 1.2(B).

                  (C) The "Net Working Capital Adjustment" means the amount of Net Working Capital as of the close of business on the day immediately preceding the Closing Date minus $1,463,230.00.

                  (D) "Net Working Capital" means, as of any date:

                      (i) (A) accounts and notes receivable (net of allowances for doubtful accounts) but excluding intercompany receivables plus (B) inventories plus (C) prepaid expenses plus (D) prepaid insurance plus (E) deposits, minus

                      (ii) (A) trade accounts and notes payable plus (B) employee payroll deductions plus (C) accrued payroll taxes plus (D) accrued expenses plus (E) accrued Illinois Personal Property Tax Replacement Income Tax,





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         in each case, of Redi-Cut and KC Salad, as of such date, determined on a combined basis, in accordance with the Company's accounting practices, applied on a basis consistent with the preparation of (i) the audited financial statements as of and for the year ended December 31, 1999, in the case of Redi-Cut and (ii) the unaudited financial statements as of and for the year ended December 31, 1999, in the case of KC Salad, both of which are included in the Disclosure Schedule (as herein defined); provided, however that there shall be no accrual for bonuses, obligations under the Company's profit sharing plan or accrued vacation pay. Notwithstanding the foregoing, "Net Working Capital" shall not include any Cash and Cash Equivalents, property, plant and equipment, intangible assets, deferred compensation liability, vacation accrual or expense, debt issuance cost, Funded Debt or prepaid commissions associated with the McDonald's obligation which appears on the Financial Statements as prepaid expenses.

                  (E) "Cash and Cash Equivalents" means the sum (expressed in United States dollars) of all cash and marketable securities
         (including the cash surrender value of the insurance policies set forth on SCHEDULE 1.2(E) and including any amounts owed to the Company by any of the Members or Stockholders which would be assets of the Company under U.S. generally accepted accounting principles ("GAAP"), consistently applied, as of the close of business on the day immediately preceding the Closing Date.

                  (F) "Funded Debt" means, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment premiums payable as a result of the consummation of the Acquisition) arising under any obligations of the Company consisting of indebtedness for borrowed money to financial institutions (other than any operating leases but including lease obligations that are treated as liabilities on the balance sheet in accordance with GAAP), guarantees by the Company of indebtedness or obligations of persons and entities other than the Company immediately prior to the Closing (other than the guarantee by Redi-Cut of the obligations related to the issuance of the Tax-Exempt Multi-Modal Industrial Development Revenue Bonds for K.C. Salad Real Estate, L.L.C. (the "KC Real Estate Guaranty") and any guarantee by the Company that would otherwise constitute Funded Debt and that relates to the guarantee of obligations that will be discharged at or prior to Closing) and the note payable to a former shareholder of the Company, including the obligations set forth in SCHEDULE 1.2(F) attached hereto.

                  (G) "KC Equipment" means that equipment used in the operation of the business conducted by KC Salad which is not owned by and reflected on the books of KC Real Estate and is set forth on SCHEDULE 2.3(FF).

  1.3    Manner of Payment of the Consideration; Delivery of Shares.

                  (A) For purposes of the Closing, the Stockholders' Representative (as herein defined) shall make a good-faith estimate of the Consideration (the "Estimated Consideration"), based upon the most recent financial information available as of the date of such estimate. At the Closing, the Purchaser shall pay the Estimated Consideration as follows:



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                  (i)   the Purchaser shall deliver to First Union National
                        Bank, as escrow agent (the "Escrow Agent") that number of shares of common stock, par value $.01 per share, of the Purchaser (the "Purchaser's Common Stock") that shall equal $10,000,000 (based on the average of the closing price for the Purchaser's Common Stock on the NASDAQ (or if not traded on the NASDAQ, such exchange that the stock is traded on) for the ten (10) consecutive trading days ending five (5) days prior to the Closing Date) (the "Escrow") as a deposit into escrow pursuant to an Escrow Agreement to be dated as of the Closing Date among the Stockholders, Members, Purchaser and the Escrow Agent, in the form set forth as EXHIBIT D attached hereto (the "Escrow Agreement"), to secure the Stockholders' and Members' obligations under
                        Article VII of this Agreement;

                  (ii) the Purchaser and Acquisition Sub shall deliver to the Stockholders and the Members that number of shares of Purchaser's Common Stock that shall equal $12,500,000 (based on the average of the closing price for the Purchaser's Common Stock on the NASDAQ (or if not traded on the NASDAQ, such exchange that the stock is traded
                        on) for the ten (10) consecutive trading days ending five (5) days prior to the Closing Date), such shares to be allocated among the Stockholders and Members in accordance with SCHEDULE 1.1; provided, however, if Purchaser finances the Acquisition with proceeds from an offering of its common stock, and the Stockholders and Members are required to execute lockup agreements in connection with such offering, the portion of the Consideration paid pursuant to this subsection (ii) in shares of Purchaser's Common Stock shall be reduced to $7,500,000 (the "Stock Consideration"); and

                  (iii) the Purchaser and Acquisition Sub shall pay to the
                        Stockholders and Members the Estimated Consideration less the Stock Consideration by wire transfer of immediately available funds to the account or accounts designated prior to Closing in a written notice from the Stockholders' Representative to Purchaser. The Estimated Consideration less the Stock Consideration shall be allocated among the Stockholders and Members in accordance SCHEDULE 1.1.

                  (B) In the event that the Closing occurs after January 2, 2001, Purchaser shall pay the Stockholders and Members, as additional Consideration, an amount equal to the following:

                             $132,500,000 x .07 x N
                     --------------------------------------
                                       360



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         where N equals the number of days between January 2, 2001 and the
         Closing Date.

                  (C) At the Closing, each Stockholder shall deliver to Purchaser the certificate or certificates representing the Shares, duly endorsed or accompanied by a duly executed stock power transferring such Shares to Purchaser, and each Member shall deliver to Acquisition Sub such documents as may be reasonably requested by Purchaser reflecting the transfer of the Membership Interests to Acquisition Sub.

                  (D) At the Closing, the Company shall pay to the holders of the Funded Debt the amount of the Funded Debt by wire transfer of immediately available funds in accordance with the Payoff Letters (as defined herein).

                  (E) Following the Closing, the parties shall determine the final Consideration, taking into account the adjustments required pursuant to Section 1.2 and employing the procedures and criteria set forth in Section 1.4. If, based on the Consideration, as finally determined:

                      (i) the Consideration exceeds the Estimated Consideration, Purchaser and Acquisition Sub shall forthwith (but in any event within five (5) business days following the final determination of the Consideration in accordance with Sections 1.2 and 1.4), pay the excess to the Stockholders and Members by wire transfer of immediately available funds; or

                      (ii) the Estimated Consideration exceeds the Consideration, the Stockholders and Members shall forthwith (but in any event within five (5) business days following the final determination of the Consideration in accordance with Sections 1.2 and 1.4), pay the excess to the Purchaser by wire transfer of immediately available funds;

         in either case together with interest on such excess from the Closing Date until the date of payment in full, at the rate of eight and one-half percent (8.5%) per annum (based on a year consisting of 365 days) to such account or accounts as shall be designated by the persons or entities entitled to payment.

         1.4 Determination of Net Working Capital and Cash and Cash Equivalents.

                  (A) In order to determine the Consideration, the Stockholders' Representative shall determine Net Working Capital, Cash and Cash Equivalents and the Net Book Value. The Net Working Capital shall be determined from a statement of assets and liabilities of Redi-Cut and KC Salad as of the close of business on the day immediately preceding the Closing Date (the "Statement of Working Capital"). The Statement of Working Capital shall be prepared by or at the direction of the Stockholders' Representative and shall reflect only the assets and liabilities of Redi-Cut and KC Salad




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         constituting the Net Working Capital. The Net Book Value shall be determined from a statement of assets and liabilities of KC Real Estate as of the close of business on the day immediately preceding the Closing Date and shall include the book value of the KC Equipment as reflected on the books of Redi-Cut or KC Salad as of such time
         (the "Closing Balance Sheet"). The Stockholders' Representative shall use reasonable efforts to cause the Statement of Working Capital and the Closing Balance Sheet and its determination of Net Working Capital, Net Book Value and Cash and Cash Equivalents to be delivered to Purchaser within ninety (90) days following the Closing Date.

                  (B) The Statement of Working Capital and the Closing Balance Sheet, as prepared by the Stockholders' Representative, and its determination of Net Working Capital, Net Book Value and Cash and
         Cash Equivalents shall be conclusive and binding upon the parties hereto unless Purchaser shall deliver written notice of a dispute that the Statement of Working Capital or the Closing Balance Sheet or the Stockholders' Representative's determination of Net Working Capital, Net Book Value or Cash and Cash Equivalents is not prepared in accordance with the requirements of this Article I (a "Dispute Notice"), such Dispute Notice to be delivered to the Stockholders' Representative within thirty (30) days (the "Dispute Period") following receipt by Purchaser of the Statement of Working Capital and the Closing Balance Sheet, and the Stockholders' Representative's determination of Net Working Capital, Net Book Value and Cash and
         Cash Equivalents. The Dispute Notice shall set forth, in reasonable detail, the items and amounts with which Purchaser disagrees, and Purchaser and the Stockholders' Representative shall, within thirty
         (30) days following receipt by the Stockholders' Representative of such Dispute Notice, attempt to resolve such dispute and agree in writing upon the final content of the Statement of Working Capital and/or the Closing Balance Sheet and the final determination of Cash and Cash Equivalents, Net Book Value and Net Working Capital.

                  (C) If the Stockholders' Representative and Purchaser are unable to resolve any such dispute within the thirty (30) day period following Purchaser's delivery of a Dispute Notice, the Chicago office of Arthur Andersen LLP (the "Arbitrating Accountant") shall be engaged as arbitrator hereunder to settle such dispute as soon as practicable. In connection with the resolution of any such dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator. The Arbitrating Accountant's function shall be to review only those items which are in dispute and to resolve the dispute with respect to such items. The Arbitrating Accountant's award with respect to any such dispute shall be final and binding upon the parties hereto, and judgment may be entered on the award. The fees and expenses of the Arbitrating Accountant shall be allocated between the Stockholders and Members, on the one hand, and Purchaser, on the other hand, so that the amount of fees and expenses paid by Purchaser shall be equal to the product of (x) and (y), where (x) is the aggregate amount of such fees and expenses, and where (y) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Purchaser (as determined by the Arbitrating Accountant), and the denominator of which is the total value in dispute. Upon the resolution of such dispute, (1) the Statement of Working Capital and/or the Closing





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         Balance Sheet shall be revised to reflect such resolution, (2) any adjustment to the Consideration and additional payments resulting from such adjustment shall be made in accordance with Section 1.3(E) and (3) concurrent with the resolution of such dispute and the making of the required payments, if any, the Stockholders' Representative, on behalf of the Stockholders and Members, and Purchaser shall execute a mutual release, in form and substance satisfactory to each of them, relating only to the resolution of such dispute.

                  (D) Purchaser and Acquisition Sub shall (at no charge to the Stockholders' Representative) make available to the Stockholders' Representative and its accountants and other representatives, such information, books, records, and personnel of the Company and to provide such assistance as the Stockholders' Representative shall reasonably request at any time during (A) the preparation by the Stockholders' Representative of the Statement of Working Capital and Closing Balance Sheet and (B) the resolution of any dispute relating thereto.

         1.5 Time and Place of Closing. The transaction contemplated by this Agreement shall be consummated (the "Closing") at 10:00 a.m., at the offices of Altheimer & Gray, 10 South Wacker Drive, Chicago, Illinois 60606 on December 15, 2000, or at such other time or place, as shall be mutually agreed upon by the Stockholders' Representative and Purchaser; provided, however, that the date of the Closing shall be automatically extended from time to time for so long as any of the conditions set forth in Sections 4.1 and 4.2 hereof shall not be satisfied or waived, subject, however, to the provisions of Section 8.2; provided further, however, that Purchaser may elect, on two (2) days prior notice, to extend the date of Closing to a date later than December 15, 2000, provided that such date shall not extend beyond January 31, 2001. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the "Closing Date."

         1.6 Purchaser's Guarantee. Purchaser guarantees performance by Acquisition Sub of its obligations hereunder.

                                   ARTICLE II
                         Representations and Warranties

         2.1 General Statement. The parties make only the representations and warranties which are set forth in this Article II. All representations and warranties of the Stockholders and Members are made subject to the exceptions noted in the schedule delivered by the Stockholders and Members to Purchaser concurrently herewith and identified by the parties as the "Disclosure Schedule." Any disclosure set forth on any particular schedule of the Disclosure Schedule shall be deemed disclosure in reference to all schedules comprising the Disclosure Schedule to which such disclosure is clearly applicable based solely upon such disclosure.

         2.2 Representations and Warranties of Purchaser and Acquisition Sub. Purchaser and Acquisition Sub jointly and severally represent and warrant to the Stockholders and Members as follows:




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                  (A) Corporate. Purchaser is a corporation duly organized,
         validly existing and in good standing, under the laws of the State of Tennessee. Acquisition Sub is a corporation duly organized, validly existing and in good standing, under the laws of the State of Missouri.

                  (B) Power and Authority. Purchaser and Acquisition Sub each has full corporate power and authority to enter into and perform this Agreement and all other documents and agreements to which it is a party to be executed or delivered by Purchaser or Acquisition Sub pursuant to this Agreement (collectively, the "Purchaser Ancillary Documents"). The execution and delivery of this Agreement and Purchaser Ancillary Documents by Purchaser and Acquisition Sub and the performance by them of all of their obligations under this Agreement and Purchaser Ancillary Documents have been duly approved prior to the date of this Agreement by all corporate action of their respective boards of directors. The approval of the shareholders of Purchaser for Purchaser to execute this Agreement or consummate the transactions contemplated hereby is either not required or has been duly given.
         This Agreement and Purchaser Ancillary Documents each have been duly executed and delivered by Purchaser and Acquisition Sub and constitute a valid and legally binding obligation of Purchaser and Acquisition Sub, enforceable against them in accordance with its terms, except
         (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

                  (C) Consents. Except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), no consent, authorization, order or approval of, or filing or registration with, any governmental authority is required for or in connection with the consummation by Purchaser or Acquisition Sub of the transactions contemplated hereby.

                  (D) Conflicts Under Constituent Documents or Laws. Neither the execution and delivery of this Agreement or Purchaser Ancillary Documents by Purchaser or Acquisition Sub, nor the consummation by Purchaser or Acquisition Sub of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Purchaser's or Acquisition Sub's Charter or by-laws or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award to which Purchaser or Acquisition Sub is a party or by which Purchaser or Acquisition
         Sub is bound.

                  (E) Conflicts Under Contracts. Neither Purchaser nor Acquisition Sub is a party to, or bound by, any unexpired, undischarged or unsatisfied material contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Purchaser or Acquisition Sub according to the terms of this Agreement will be a default or an event of acceleration, or grounds for termination, which default, acceleration or termination would have a Material Adverse Effect (as


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         defined herein) with respect to Purchaser or Acquisition Sub, or whereby timely performance by Purchaser or Acquisition Sub according to the terms of this Agreement may be prohibited, prevented or delayed.

                  (F) Brokers. Neither Purchaser, Acquisition Sub, nor any of their Affiliates has dealt with any person or entity who is entitled to a broker's commission, finder's fee, investment banker's fee or similar payment for arranging the transactions contemplated hereby or introducing the parties to each other. As used herein, an "Affiliate" of any person or entity shall mean any other person or entity which controls such person or entity, which such person or entity controls, or which is under common control with such person or entity. For purposes of the preceding sentence, the term "control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise.

                  (G) Acquisition Sub. Acquisition Sub has been organized solely for the purpose of consummating the transactions contemplated hereby, has conducted no business or operations of any nature and has incurred no obligations or liabilities other than those created by or in connection with this Agreement.

                  (H) Accredited Investor. Purchaser is an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the "Securities Act") and is acquiring the Shares and Membership Interests for its own account for investment and with no present intention of distributing or reselling such Shares and Membership Interests or any part thereof in any transaction which would constitute a "distribution" within the meaning of the Securities Act. Purchaser understands that the Shares and Membership Interests have not been registered under the Securities Act or any state securities laws and are being transferred to Purchaser, in part, in reliance on the foregoing representation.

                  (I) WARN Act. Purchaser has no present plans or intention to carry out, following the Closing, any plant closing or mass layoff at any Company facility which would violate the federal Worker Adjustment and Retraining Notification Act (assuming for purposes of this subsection that no notice would be given in connection with any such closing or layoff).

                  (J) Solvency. After giving effect to the consummation of the transactions contemplated hereby and the incurrence of any indebtedness in connection therewith, the Company shall not: (i) be insolvent either because their respective financial condition is such that the sum of their respective debts is greater than the fair value of their respective assets or because the present fair salable value of their respective assets will be less than the amount required to pay their respective probable liability on their respective debts (including any legal liability whether matured or unmatured, liquidated, absolute, fixed, or contingent with any contingent liability evaluated in light of all the facts and circumstances existing at the time of such valuation as the amount that can reasonably be expected to become an actual or matured liability) as they become absolute and matured; (ii) have unreasonably small capital with which to continue as a going concern and will




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         not lack sufficient capital for their respective needs and anticipated needs; or (iii) have incurred or plan to incur debts beyond their respective ability to pay as they become absolute and matured. For purposes of the representation and warranty contained in this Section 2.2(J), Purchaser shall be entitled to assume that the representations and warranties of the Company regarding the Company's liabilities are true and correct in all respects and that there has been and will be no material change, in the aggregate of the assets or liabilities of the Company following the date hereof, except to the extent Purchaser has knowledge to the contrary.

                  (K) Equity/Debt Commitments. At the Closing, Purchaser and Acquisition Sub will have sufficient funds available to consummate the Acquisition and to pay the Consideration to the Stockholders and Members, to redeem or otherwise pay all of the Funded Debt, to pay all Purchaser's and Acquisition Sub's fees and expenses related to the transactions contemplated by this Agreement and to generally provide working capital for the operations of the Company following the Closing. To this end, Purchaser has obtained debt financing commitments from responsible financial institutions. A complete and accurate copy of such irrevocable written debt financing commitments (the "Purchaser Financing Comments") are attached hereto as SCHEDULE 2.2(K).

                  (L) Knowledge of Misrepresentation. Neither Purchaser nor Acquisition Sub has knowledge that any representation or warranty of the Shareholders or Members in this Agreement or in the Disclosure
         Schedule is not true and correct in any material respect, and neither Purchaser nor Acquisition Sub has knowledge of any material errors in, or material omissions from, the Disclosure Schedule.

         2.3 Representations and Warranties of the Stockholders and the Members. Stockholders and the Members, jointly and severally, represent and warrant to Purchaser and Acquisition Sub that, except as set forth in the Disclosure
Schedule:

                  (A) Due Incorporation; Subsidiaries. Redi-Cut is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. KC Salad is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois. KC Real Estate is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full power and authority to carry on its business as now conducted and possesses all material governmental and other permits, licenses and other authorizations to own, lease or operate its assets and properties as now owned, leased and operated and to carry on its business as now conducted. Neither Redi-Cut, KC Salad nor KC Real Estate has any subsidiaries or owns, directly or indirectly, any capital stock or equity interest in another organization or entity.

                  (B) Good Standing. The Company is duly licensed or qualified as a foreign corporation or a foreign limited liability company, as the case may be, and is in good standing, under the laws of all jurisdictions where the nature of its business or the nature or location of its assets require such qualification and where the failure to so qualify would reasonably be expected to have a Material Adverse Effect. For the purposes of



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         this Agreement, the term "Material Adverse Effect" means a material adverse effect on the assets, liabilities, financial condition, operations or the present or future relationships with customers of the Company, taken as a whole, or Purchaser, as applicable, excluding therefrom any change or effect (i) resulting from general economic conditions, relating to the Company's or Purchaser's industry, as applicable, or (ii) resulting from the public announcement of the transactions contemplated by the Agreement, or (iii) with respect to the Company, resulting from or related to actions taken by Purchaser, Acquisition Sub, or any of their Affiliates or, with respect to Purchaser, resulting from or related to actions taken by the Company or any of its Affiliates.

                  (C) Power and Authority. The Stockholders and the Members have full power and authority to enter into and perform this Agreement and all other documents and agreements to which each is a party to be executed or delivered by the Stockholders or the Members pursuant to this Agreement (collectively, the "Company Ancillary Documents"). The execution and delivery of this Agreement and the Company Ancillary Documents by the Stockholders and the Members and the performance of all of their obligations under this Agreement and the Company Ancillary Documents have been duly approved prior to the date of this Agreement by all requisite action of the Stockholders of Redi-Cut and the Members of KC Salad and KC Real Estate. This Agreement and the Company Ancillary Documents have been duly executed and delivered by the Stockholders and Members and constitute a valid and legally binding obligation of the Stockholders and the Members, enforceable against them in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

                  (D) Consents. Except for filings under the HSR Act, no consent, authorization, order or approval of, or filing or registration with, any governmental authority is required for or in connection with the consummation by the Stockholders and Members of the transaction contemplated hereby. All consents, approvals, authorizations or orders of third parties necessary for the authorization, execution and performance of this Agreement by the Stockholders and the Members are listed on the Disclosure Schedule.

                  (E) Conflicts Under Constituent Documents or Laws. Neither the execution and delivery of this Agreement nor the Company Ancillary Documents by the Stockholders or Members, nor the consummation by the Stockholders or Members of the transaction contemplated hereby, will
         (i) violate, conflict with or result in a breach of any of the terms, conditions or provisions or constitute a default under or otherwise give any person the right to terminate or result in the creation of any lien or security interest under any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which the Company, the Stockholders or the Members is bound in each case where such violation, conflict, breach, default or resulting lien or security interest could reasonably be expected to have a Material Adverse Effect, (ii) violate any provision of Redi-Cut's

         Articles of Incorporation or by-laws or KC Salad's or KC Real Estate's Articles of Organization, Certificate of Formation or Operating Agreement, (iii) violate or conflict with any statute or administrative rule or regulation, or any order, writ, injunction, judgment or decree of any court or governmental authority or any arbitration award to which any Stockholder or Member or the Company is a party or by which any Stockholder or Member or the Company is bound or (iv) violate any other contractual or legal obligation or restriction to which the Company, any Stockholder or Member is subject, where such violation could reasonably be expected to have a Material Adverse Effect.

                  (F) Capitalization. The authorized capital stock of Redi-Cut consists of 500,000 Shares, of which 100,000 are designated Class A Voting Shares and 400,000 are designated Class B Non-Voting Shares. 2,000 Class A Voting Shares are issued and outstanding and 43,627
         Class B Non-Voting Shares are issued and outstanding. All of the membership interests of KC Salad are issued and outstanding and are owned of record by the KC Salad Members as set forth in the Disclosure Schedule. All the membership interests of KC Real Estate are issued and outstanding and are owned of record by the KC Real Estate Members as set forth in the Disclosure Schedule. There are no other shares of capital stock of Redi-Cut authorized, issued or outstanding and there are no other membership interests of KC Salad or KC Real Estate. All of the issued and outstanding Shares and Membership Interests have been validly issued, are fully paid and nonassessable, and are owned of record by the Stockholders and Members as set forth in the Disclosure Schedule free and clear from all Claims. Except as set forth in the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company to which the Company, any Stockholder or Member is bound relating to any shares of capital stock of the Company whether or not outstanding. Except as set forth in the Disclosure Schedule, there are no voting trusts or voting agreements with respect to the shares of capital stock of Redi-Cut or the membership interests of KC Salad or KC Real Estate which affect any shareholder's or member's power to exercise full voting rights with respect thereto.

                  (G) Financial Statements; No Undisclosed Liabilities.

                      (i) The Disclosure Schedule contains complete and accurate copies of the balance sheet and statements of income, cash flows and stockholders' equity, and notes to financial statements, of Redi-Cut as of and for the years ended December 31, 1998 and 1999 (the "Audited Financial Statements"), as audited by Veatch, Rich & Nadler Chtd. and Altschuler, Melvoin and Glasser LLP, respectively. The Disclosure Schedule also contains complete and accurate copies of the unaudited balance sheets and statements of income, cash flows and members' equity, and notes to financial statements, of KC Salad as of and for the years ended December 31, 1998 and 1999 (the "Unaudited Financial Statements"). The

                            Disclosure Schedule also contains complete and accurate copies of the balance sheet and statement of income for each of Redi-Cut and KC Salad as of and for the nine (9) month period ended September 30, 2000 (the "Interim Financial Statements"). The Audited Financial Statements, the Unaudited Financial Statements and the Interim Financial Statements are collectively referred to herein as the "Financial Statements." The Financial
                            Statements present fairly, in all material respects, the financial position of Redi-Cut and KC Salad as of the dates thereof and the results of operations and cash flows (except with respect to cash flows for the Interim Financial Statements) of Redi-Cut and KC Salad for the periods covered by said statements, in accordance with GAAP consistently applied, except as disclosed therein, and, in the case of the Interim Financial Statements, except for
                            (x) normal year-end adjustments and (y) the omission of footnote disclosures required by GAAP.

                      (ii) Except as set forth in the Disclosure Schedule or as disclosed in the Financial Statements (including the notes thereto) and except for liabilities incurred in the ordinary course of business, as of the date hereof, the Company does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a balance sheet of Redi-Cut or KC Salad (including the notes thereto). The Disclosure Schedule contains a list of the Company's payables as of September 30, 2000.

                  (H) Title to Assets. The Company has good, valid and marketable title to all properties and assets reflected in the Interim Financial Statements, real, personal and mixed, tangible and intangible, and none of such properties or assets is subject to any Claim of any kind except for the following: (i) statutory liens for taxes not yet due; (ii) statutory liens of landlords, liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (iii) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (iv) minor irregularities of title which do not in the aggregate materially detract from the value or use of the Company's assets; and (v) assets disposed of in the ordinary course of business since the date of the Interim Financial Statements.

                  (I) Taxes.

                      (i) Redi-Cut has been a validly electing S Corporation within the meaning of Internal Revenue Code
                            Sections 1361 and 1362 at all times since January
                            1, 1987 and will be an S Corporation up to and including the Closing Date. KC Salad and KC Real Estate have each filed as a partnership for all years since their dates of organization. The
                            Company has duly filed all tax reports and returns required to be filed by it and has (or by the Closing Date will have) paid all taxes shown to be due and payable on such reports and returns required to be paid by it and has properly accrued in the Financial Statements in accordance with GAAP for all taxes accrued on or with respect to the business of the Company; and true and correct copies of all tax reports and returns filed with taxing authorities relating to such taxes and other charges for the period since December 31, 1997 have been heretofore made available to Purchaser. The reserves for taxes contained in the Financial Statements and carried on the books of the Company are proper in accordance with GAAP as of the date of the Financial Statements. Since December 31, 1999, the Company has not incurred any tax liabilities other than in the ordinary course of business; there are no tax liens (other than liens for current taxes not yet due) upon any properties or assets of the Company (whether real, personal or mixed, tangible or intangible), and, except as reflected in the Financial Statements, there are no pending or threatened questions or examinations relating to, or claims asserted for, taxes or assessments against the Company. The United States federal and state income tax returns of the Company have been audited by the Internal Revenue Service or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through 1996. The Company has not granted or been requested to grant any extension of the limitation period applicable to any claim for taxes or assessments with respect to taxes.

                      (ii) The Company is in compliance with and their records contain all information and documents necessary to comply with all applicable tax information reporting and tax withholding requirements under applicable law and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code;

                      (iii) The Company is not required to include in income
                            any amount for an adjustment pursuant to Section 481(a) of the Code or the regulations thereunder or any similar provision of state law;

                      (iv) None of the Company, any Stockholder or Member is a "foreign person" for purposes of Section 1445 of the Code;

                     (v) No claim has ever been made by an authority in a jurisdiction where any Company does not file tax returns that it is or may be subject to taxation by that jurisdiction;

                     (vi) The Company has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder, member or other third party;

                     (vii) Redi-Cut has not filed a consent under Code Section 341(f) concerning collapsible corporations;

                     (viii) The Company has disclosed on its federal income
                            tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code Section 6662; and

                     (ix) Redi-Cut has not been a United States real property holding corporation within the meaning of Code
                            Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

              (J) Absence of Certain Changes. Since December 31, 1999, the Company has not:

                     (i) suffered any Material Adverse Effect or suffered any material casualty loss (whether or not insured);

                     (ii) made any change in its business or operations or in the manner of conducting its business other than changes in the ordinary course of business or changes which could not reasonably be expected to have a Material Adverse Effect;

                     (iii) incurred any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except items incurred in the ordinary course of business and consistent with past practice;

                     (iv) paid, discharged or satisfied any claim, lien, encumbrance or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than claims, encumbrances or liabilities which were paid, discharged or satisfied in the ordinary course of business and consistent with past practice;

                     (v) except as reflected in the Interim Financial Statements, written down the value of any inventory, or written off as uncollectible any notes or accounts receivable or any portion thereof, except for immaterial write-downs and write-offs made in the ordinary course of business, consistent with past practice and at a rate no greater than during the twelve (12) months ended December 31, 1999;

                     (vi) canceled any debts or claims, or waived any rights, of substantial value;

                     (vii) sold, transferred or conveyed any of its properties or assets (whether real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

                     (viii) disposed of or permitted to lapse, or otherwise
                            failed to preserve the rights of the Company to use any patent, trademark, trade name, logo or copyright or any such application, or disposed of or permitted to lapse any license, permit or other form of authorization, or disposed of or disclosed to any person any trade secret, formula, process or know-how, except where such disposal lapse, disclosure or failure to preserve the rights of the Company could not reasonably be expected to have a Material Adverse Effect;

                     (ix) granted, other than in the ordinary course of business consistent with past practice, any increase in the compensation of any officer, director, employee or agent (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or adopted any such plan or other arrangements, and no such increase, or the adoption of any such plan or arrangement, is planned or required;

                     (x) made any capital expenditures or commitments in excess of $100,000 in the aggregate for replacements or additions to property, plant, equipment or intangible capital assets, except as reflected on the Interim Financial Statements or the attached
                            SCHEDULE 2.3(J)(X) OR 2.3(FF);

                     (xi) made any change in any method of accounting or accounting practice, or experienced any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves, except as reflected in the Interim Financial Statements;

                     (xii) paid, loaned or advanced any amount (which amount remains unpaid) to or in respect of, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement, arrangement or transaction with, any of the Stockholders or Members or the officers, directors, managers or employees of the Company, any Affiliates or associates of any Stockholders or Members or the Company or any of their respective officers, directors, managers or employees, or any business or entity in which any of such persons has any direct or material indirect interest, except for compensation to the officers and employees of the Company in the ordinary course of business and advances to officers and employees in the ordinary course of business for travel and expense disbursements in accordance with past practice, but not in excess of $10,000 for any individual at any one time outstanding and except for distributions and dividends paid to the Stockholders and Members;

                     (xiii) agreed, whether in writing or otherwise, to take
                            any action described in this Section 2.3(J).

                 (K) Contracts. The Company is not a party to, or bound by, any:

                     (i) agreement (other than at-will employment arrangements) for the employment on a full or part-time basis or any contract with officers, employees, agents, advisors, salesman, sales representatives, distributors or dealers providing for annual compensation in excess of $50,000;

                     (ii)   consulting agreement;

                     (iii)  collective bargaining agreement;

                     (iv) plan, contract or arrangement (other than the Pension Plans and Welfare Plans, each as defined herein) providing for bonuses, commissions, options, deferred compensation, retirement payments, profit sharing, medical and dental benefits or the like covering any person;

                     (v) lease or sublease, either as lessee or sublessee, lessor or sublessor, of personal property or intangibles, where the lease or sublease provides for an annual rent in excess of $50,000 or has an unexpired term as of the Closing Date in excess of one (1) year;

                     (vi) agreement of agency, representation or distribution which cannot be canceled by the Company without payment or penalty upon notice of ninety (90) days or less;

                     (vii) service agreement affecting any of the Company's assets where the annual service charge is in excess of $50,000 and has an unexpired term as of the Closing Date in excess of one (1) year;

                     (viii) guarantee, loan or credit agreement;

                      (ix)   partnership or joint venture agreement;

                      (x) licensing agreement, either as licensor or licensee;

                      (xi) agreement which restricts or purports to restrict the Company from carrying on its business any where in the world;

                      (xii)  severance or termination agreements; or

                      (xiii) any other agreement which provides for the
                             receipt or expenditure of more than $150,000, for any individual agreement, except agreements for the purchase or sale of goods or rendering of services in the ordinary course of business.

         All such agreements described in this Section 2.3(K) are referred to herein as "Material Contracts." All Material Contracts are binding upon the Company that is a party thereto, and, to the knowledge of the Company, the other contracting parties thereto, and, assuming that no default by the other parties thereto has occurred and that such contract is enforceable against such other parties, each Material Contract is in full force and effect. No material default by the Company has occurred and, to the knowledge of the Company, no material default by the other contracting parties has occurred under any of the Company's contracts having a value greater than $150,000, and, to the knowledge of the Stockholders and Members, any other Material Contract. All obligations of the Company under the Lease, dated July 25, 1990, between Chicago Title and Trust Company, as Trustee, and the Company for premises located at 705 Thomas Drive, Bensenville, Illinois, will have been satisfied as of Closing.

                  (L) Conflicts Under Material Contracts. The Company is not a party to, or bound by any unexpired, undischarged or unsatisfied Material Contract under the terms of which performance by the Company, the Stockholders or Members according to the terms of this Agreement will be a default or an event of acceleration, or grounds for termination, which default, acceleration or termination could reasonably be expected to have a Material Adverse Effect, or whereby timely performance by the Company, the Stockholders or Members of this Agreement may be prohibited, prevented or delayed. There are no renegotiations or attempts to renegotiate, or outstanding rights to renegotiate, any amounts paid or payable to the Company under current or completed contracts, agreements or commitments with any person or entity having the contractual or statutory right to demand or require such renegotiation other than renegotiations in the ordinary course with respect to contracts, commitment or agreements having a value of less than $150,000. No such person or entity has made demand for such renegotiation other than renegotiations in the ordinary course with respect to contracts, commitment or agreements having a value of less than $150,000.

                  (M) Permits. The Company possesses all licenses, permits, registrations and government approvals (the "Permits") (other than Environmental Permits (as defined herein)) which are required in order for the Company to conduct its business as presently conducted, except where the failure to possess such Permits would not reasonably be expected to have a Material Adverse Effect.

            (N) Employees and Fringe Benefit Plans.

                (i) The Disclosure Schedule identifies all employee handbooks, policy manuals and job application forms used by the Company, copies of which have been made available to Purchaser. Also shown on the Disclosure Schedule are the names and dates of hire of each regular employee of the Company and each such person's rate of compensation and accrued vacation pay. No officer or employee of the Company earning more than $75,000 on an annual basis has notified the Company, any Stockholders or any Member of an intention to terminate employment or to seek a material change in his terms of employment.

                (ii) The Disclosure Schedule contains a complete list of "Plans" consisting of each:

                              (a) "employee welfare benefit plan," as defined in
                      Section 3(1) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which is maintained or administered by the Company, or to which the Company contributes, and which covers any employee or former employee of the Company or under which the Company has any liability (a "Welfare Plan");

                              (b) "employee pension benefit plan," as defined in
                      Section 3(2) of ERISA which is maintained or administered by the Company, or to which the Company contributes, and which covers any employee or former employee of the Company or under which the Company has any liability (a "Pension Plan"); and

                              (c) each plan or arrangement (written or oral)
                      providing on an insured or self-insured basis, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post retirement insurance, compensation or benefits which
                      (a) is not a Welfare Plan or Pension Plan, (b) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or under which the Company has any material liability, and
                      (c) covers any employee or former employee of the Company (collectively, "Benefit Arrangements").

                (iii) Neither the Company nor any other entity required to be aggregated with the Company under Sections 414(b), (c),
                      (m) or (o) of the Code has ever participated in, contributed to, withdrawn from or has any liability to the Pension Benefit Guaranty Corporation or any other person, plan or entity under or with respect to (i) a Pension Plan subject to Title IV of ERISA or Section 412 of the Code, or (ii) a multiemployer pension plan, as defined in Section 3(37) of ERISA.

                (iv) With respect to the Plans, a copy of each Plan and any amendment(s) thereto, together with (i) any written descriptions or summaries thereof, (ii) all trust agreements, insurance contracts, annuity contracts or other funding instruments, and (iii) the last five annual reports (IRS Form 5500 Series, together with all required schedules) prepared in connection with any such Plan have been made available to Purchaser. The Plans comply, to the extent applicable, with the requirements of ERISA and the Code, and any Plan intended to be qualified under Section 401(a) of the Code has complied in all material respects with such qualification requirements for all years such Plan has been maintained, and has been determined by the Internal Revenue Service (the "IRS") to be so qualified or the remedial amendment period under
                      Section 401(b) of the Code has not expired. All material reports and information required by law to be filed with the United States Department of Labor ("DOL"), or the
                      IRS, or to plan participants or their beneficiaries with respect to the Plans have been timely filed or distributed. All statements, notices and disclosures made on documents or forms required to be filed with the DOL or the IRS or distributed to participants or to their beneficiaries have been true and accurate and complete in all material respects. With respect to any Welfare Plan, the Company has complied in all material respects with any applicable notice and contribution requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder. Neither a Plan nor the Company has incurred any material liability, penalty or tax under Chapter 43 of Subtitle D of the Code or Section 502(i) of ERISA, the Company has no liability with respect to any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to any of the Plans. Each of the Plan, in all material respects, has been maintained and administered in accordance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations including, but not limited to, ERISA and the Code which are applicable to such Plans. No event has occurred for which, and no condition or set of circumstances exists under which the Company or an officer, director or manager thereof, or any of the Plans, reasonably could be subject to any material liability, penalty or lost income tax deduction whether or not assessed, pending, or threatened, directly or indirectly, under any applicable statute, order or governmental rules and regulations including but not limited to, ERISA and the Code. There are no claims, and the Company does not anticipate any material claims against or otherwise involving any of the Plans, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) has been brought against or with respect to any of the Plans. All contributions, reserves or premium payments required to be made as of the date hereof have been made or are reflected in the Financial Statements. None of the Plans listed on the Disclosure Schedule which are Welfare Plans provide for continuing benefits or coverage after termination or retirement from employment, except as required by applicable state law other than state laws regarding the enforcement of contracts or for COBRA continuation coverage under Section 4980B of the Code and part 6 of Title I of ERISA.

                (v) To the knowledge of the Stockholders and Members, no employee of the Company is obligated under any agreement or judgment that would conflict with such employee's obligation to use his best efforts to promote the interests of the Company or would conflict with the Company's business as conducted or proposed to be conducted. To the knowledge of the Stockholders and Members, no employee of the Company is in violation of the terms of any employment agreement or any other agreement relating to such employee's relationship with any previous employer and no litigation is pending or threatened with regard thereto.

            (O) Litigation and Claims. There is no claim, action, suit, investigation, litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or, to the knowledge of any Stockholder or Member, threatened against the Company, any Stockholder or Member or, to the knowledge of the Company, otherwise affecting the Company, any Stockholders or Members, in each case, with respect to the properties, assets, personnel or business activities of the Company or that could affect the transactions contemplated hereby.

            (P) Decrees, Orders or Arbitration Awards. There is no decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding) between any of the Company, any Stockholder or any Member and any governmental authority with respect to or affecting the properties, assets, personnel or business activities of the Company.

            (Q) Laws. Except for laws, rules and regulations relating to taxes, employees or the environment (which are exclusively provided for in Sections 2.3(I), 2.3(N), 2.3(R)
      and 2.3(Y) hereof, respectively), the Company is not, and within the last three (3) years has not been, in violation of, or delinquent in respect to, any decree, order or arbitration award or law, statute, or regulation of or agreement with, or any Permit from, any Federal, state or local governmental authority (collectively "Laws") to which the property, assets, personnel or business activities of the Company, the Stockholders or the Members are subject, which violation or delinquency could reasonably be expected to have a Material Adverse Effect. None of the Company, any Stockholder or any Member has received any notice of, or notice of any investigation of, a violation of any applicable Law, or any other Law relating to or affecting the operations or properties of the Company.

            (R) Environmental Matters.

      Definitions

            "Hazardous Material" is any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

            "Governmental Authority" is any local, state, provincial, federal, or international governmental authority or agency which has had or now has jurisdiction over any portion of the subject of this Agreement or any Business Facility of the Company.

            "Business Facility" is the real property including the land, the improvements thereon, and the ground water and surface water thereof, that the Company has at any time owned, operated, occupied, controlled or leased.

            "Disposal Site" is a landfill, disposal agent, waste hauler or recycler of Hazardous Materials.

            "Environmental Laws" are all laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which prohibit, regulate or control any Hazardous Material or any Hazardous Materials Activity, including, without limitation, petroleum, and constituents thereof, and including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, comparable laws, rules, regulations, orders, treaties, statutes, and codes of other Governmental Authorities, the regulations, policies, and publications promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing in effect as of the date hereof.

            "Hazardous Material Activity" is the transportation, transfer, recycling, storage, use, treatment, manufacture, investigation, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material.

            "Environmental Permit" is any approval, permit, license, clearance or consent required to be obtained from any private person or any Governmental Authority with respect to a Hazardous Materials Activity which is or was conducted by the Company.

                  (i) Environmental Representations: The Company, the Stockholders and the Members hereby represent and warrant, to the best of their knowledge, as to any Business Facility not currently occupied by the Company, and hereby represent and warrant as to any Business Facility currently occupied by the Company that:

                          (a) Condition of Property: No Hazardous Material is present on any Business Facility in violation of any Environmental Law. There are no underground storage tanks, asbestos or PCBs present in violation of Environmental Law on any Business Facility.

                          (b) Hazardous Materials Activities: To the knowledge of the Company, the Company has conducted all Hazardous Material Activities relating to the Company in compliance with all applicable Environmental Laws. The Hazardous Material Activities of the Company prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused an adverse health effect to said person.

                          (c) Permits: The Disclosure Schedule accurately describes all of the Environmental Permits currently held by the Company and relating to the Business, and the Environmental Permits listed on the Disclosure Schedule are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of the Company as such activities are currently being conducted. All such Environmental Permits are valid and in full force and effect. The Company has complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to the Company's Hazardous Material Activities. To the best knowledge of the Company, no circumstances exist which could cause any Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee or which could impose upon the Company the obligation to obtain any additional Environmental Permit. All Environmental Permits and all other consents and clearances required by any Environmental

                          Law or any agreement to which the Company is bound as a condition to the performance and enforcement of this Agreement, including without limitation, all so-called "RCRA" environmental clearances required by any Governmental Authority have been obtained or will be obtained prior to the Closing at no cost to Purchaser or Acquisition Sub.

                          (d) Environmental Litigation: No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's, the Stockholder's or any Member's knowledge threatened, concerning or relating to any environmental matter related to any Business Facility, any Environmental Permit or any Hazardous Material Activity of the Company.

                          (e) Offsite Hazardous Material Disposal: During the last five years, the Company has transferred or released Hazardous Materials only to those Disposal Sites described on the Disclosure Schedule; and no action, proceeding, liability or claim exists or, to the best knowledge of the Company is threatened, against any Disposal Site or against the Company with respect to any transfer or release of Hazardous Materials relating to the Company to a Disposal Site.

                          (f) Environmental Liabilities: The Company has no knowledge of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Purchaser or the Company any environmental liability which could have a Material Adverse Effect.

                          (g) Reports and Records: The Company has delivered to Purchaser or made available for inspections by Purchaser and its agents and employees all records concerning the Hazardous Material Activities of the Company and all environmental audits and environmental assessments of any Business Facility conducted at the request of, or otherwise available to, the Company. The Company has complied with all environmental disclosure obligations imposed by Environmental Law upon the Company with respect to this transaction by applicable law.

            (S) Assets. The Disclosure Schedule contains depreciation schedules reflecting as of September 30, 2000 all material fixed assets, improvements to the Company's facilities and other tangible assets owned by the Company, which schedules are accurate and complete in all material respects. There has been no material change in such assets since September 30, 2000. Other than assets leased by the Company, such assets constitute substantially all of the assets that are necessary to the continued operation of the Company as such operations are currently conducted. To the Company's knowledge, all plants, structures, machinery and equipment currently used in the operation of the Business are in operating condition and repair, normal wear and tear excepted, and are adequate for the uses for which they are intended. The Company has not received any notification within the last three (3) years of any violation of any applicable ordinance or regulation of building, zoning or other law, in respect of its plants, structures, properties or operations. None of such real property is currently the subject of any eminent domain, condemnation or similar proceeding and to the Company's knowledge, no such proceeding is threatened. The Company is now in possession of each parcel of such real property, there is no adverse claim against such real property and there are no pending or, to the Company's knowledge, threatened proceedings which might interfere with Purchaser's or Acquisition Sub's quiet enjoyment of such real property.

            (T) Intellectual Property. The Disclosure Schedule lists each: (i) registration of and application to register any trademark, service mark, slogan, trade name, trade dress and the like (collectively, and together with the associated goodwill of each, "Trademarks"); (ii) patent on and pending application to patent any technology or design; (iii) registration of and application to register any copyright; and (iv) license of rights in computer software, Trademarks, patents and copyrights, whether to or by the Company. The scheduled rights are referred to herein collectively as the "Intellectual Property." No Stockholder or Member has any knowledge:
      (i) that any other person, firm, corporation, limited liability company, association or other entity claims the right to use in connection with similar or closely related goods and in the same geographic area, any mark which is identical or confusingly similar to any of the Trademarks; (ii) of any claim that any third party asserts ownership rights in any of the Intellectual Property; (iii) of any claim that the Company's use of any Intellectual Property infringes any right of any third party; and (iv) that third party is infringing any of the Company's rights in any of the Intellectual Property.

            (U) Brokers. Except for U.S. Bancorp Piper Jaffrey Inc. ("U.S. Bancorp"), neither the Stockholders or Members, the Company nor any of their Affiliates, have dealt with any person, firm or corporation who is entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Purchaser or the Company for arranging the transaction contemplated hereby or introducing the parties to each other. The Stockholders and Members shall be responsible for payment of any and all fees and expenses of U.S. Bancorp.

            (V) Accounts Receivable. All accounts and notes receivable of the Company at the Closing, whether reflected in the Interim Financial Statements or otherwise (herein called the "Receivables"), represent sales actually made in the ordinary course of business consistent with past practice; none of the Receivables is subject to any counterclaim or set-off other than normal sales adjustments, credits or allowances consistent with past practice; and to the Company's knowledge, all the Receivables are collectible in the ordinary course of business at the aggregate amounts thereof net of any reserve reflected in the Financial Statements. The Company has timely filed all

      Perishable Agricultural Commodities Act claims. Attached to the Disclosure
      Schedule is an aging of the Company's Receivables as of October 27, 2000.

            (W) Orders, Commitments and Returns. The aggregate of all accepted and unfilled orders for the sale of merchandise entered into by the Company does not exceed an amount which can reasonably be expected to be filled in the ordinary course of business on a schedule which will maintain satisfactory customer relationships, and the aggregate of all contracts or commitments for the purchase of products by the Company does not exceed an amount which is reasonable for its anticipated volumes of business (all of which orders, contracts and commitments were made in the ordinary course of business). As of the date of this Agreement, there are no asserted, or if unasserted, sustainable, claims to return merchandise of the Company by reason of alleged overshipments, defective merchandise, breach of warranty or otherwise. There is no merchandise in the hands of customers under any understanding that such merchandise is returnable other than pursuant to the standard returns policy set forth in the Company's contracts. The Company does not know or have reason to believe that either the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will result in any cancellations or withdrawals of accepted and unfilled orders for the sale of the Company's merchandise.

            (X) Customers and Suppliers. The Disclosure Schedule hereto contains an accurate and complete list of the names and addresses of the 20 largest customers to whom the Company has sold or leased products or services during the year ended December 31, 1999 and the nine (9) months ended September 30, 2000 and the 20 largest suppliers from whom the Company has purchased supplies during the year ended December 31, 1999 and the nine
      (9) months ended September 30, 2000. To the knowledge of Carey Cooper and Phillip Cooper, the Company has not received any written or oral notification from any customer or supplier whose name appears on such list that such customer or supplier will not continue as a customer or supplier of the Company after the Closing. No customer, or group of related customers, accounted for more than 5% of the Company's revenues for the year ended December 31, 1999 or the nine (9) months ended September 30, 2000.

            (Y) Labor Matters. Except as disclosed on the Disclosure Schedule, there are no collective bargaining agreements in effect between the Company and labor unions or organizations representing any of the Company's employees. During the past seven years, there has been no request for collective bargaining or for an employee election from any employee, union or the National Labor Relations Board. The Company is in compliance in all material respects with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. There is no unfair labor practice complaint against the Company pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or the United States Department of Labor. There is no labor strike, slowdown or stoppage in progress or, to the knowledge of the Stockholders and Members, threatened against or involving the Company. No grievance or arbitration proceeding is pending and no claim therefor exists. No private agreement restricts the Company from relocating, closing or terminating any of its operations or facilities. The Company has not in the past five years experienced any labor strike, slowdown or stoppage.

            (Z) Inventory. All inventory of the Company, whether reflected in the Financial Statements or otherwise, is of good and merchantable quality and is usable and saleable in the ordinary course of business, except for items of obsolete materials and materials of below standard quality, all of which have either been written down in the Interim Financial Statements to realizable market value or acquired after September 30, 2000. The present quantities of all inventory of the Company are reasonable in the present circumstances of its business. The Company is not under any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, retailers or other customers in excess of its historical experience.

            (AA) Corporate Records. The Company has made available to Purchaser for its review true complete and correct copies of the following items, as amended and presently in effect, for the Company: (a) Articles of Incorporation and Articles of Organization, (b) Bylaws and Operating Agreement, (c) minute books, and (d) stock registration books. The minute books contain a record of all material actions taken by the shareholders, directors, members and managers at a meeting or without a meeting from the date of the Company's incorporation or formation to the date hereof. The stock registration books are complete and accurate in all material respects and contain a complete record of all transactions in Redi-Cut's capital stock from the date of its incorporation to the date hereof.

            (BB) Relationships with Related Persons. The Stockholders and Members do not have, and no Affiliate of the Stockholders and Members or the Company has (nor during the period beginning December 31, 1999 through and including the date hereof had), any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company. Except as set forth on the Disclosure Schedule, during the period beginning December 31, 1999 through and including the date hereof, none of the Stockholders and Members nor any Affiliate of the Stockholders and Members or the Company, individually or collectively, owns or has owned of record or as a beneficial owner, an equity interest or any other financial or profit interest in any firm, corporation or any other entity or person which (i) has had business dealings or material financial interest in any transaction with the Company, or (ii) which is in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company. The Stockholders and Members, in their capacity as such, do not have any claims against the Company.

            (CC) Purchaser's Prospectus; Securities Representations. Each Stockholder and Member has received and reviewed a copy of the prospectus dated December 14, 1998, including all supplements thereto (as supplemented, "Purchaser Prospectus") contained in Purchaser's shelf Registration Statement on Form S-4. Each Stockholder and Member (i) has such knowledge, sophistication and experience in business and financial matters such that they are capable of evaluating the merits and risks of an investment in the shares of

      Purchaser's Common Stock, (ii) fully understands the provisions of Rule 145 promulgated under the Securities Act of 1933, (iii) can bear the economic risk of any investment in the shares of Purchaser's Common Stock; and (iv) can afford a complete loss of such investment. Each Stockholder and Member has had an adequate opportunity to ask questions and receive answers (and has asked such questions and received answers to such Stockholder's and Member's satisfaction) from the officers of Purchaser concerning the business, results of operations and financial condition of Purchaser. No Stockholder or Member has any contract, understanding, agreement or arrangement, written or oral, with any other person to sell, transfer or grant participations in any shares of Purchaser's Common Stock to be acquired by such Stockholder or Member hereunder.

            (DD) Insurance. The Disclosure Schedule sets forth a complete and accurate list of the policy numbers, deductibles, carriers and effective and termination dates of all policies of fire, liability, workmen's compensation, health, title and other forms of insurance presently in effect with respect to the Company. All such policies are valid, outstanding and enforceable policies; and will remain in full force and effect at least through the respective dates set forth in the Disclosure Schedule without the payment of additional premiums. The Company has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three (3) years. The Disclosure Schedule contains an accurate and complete description of any provision contained in the policies identified on the Disclosure Schedule which provides for retrospective premium adjustment. The Disclosure Schedule identifies all risks which the Company has designated as being self-insured and the amount of reserve set aside by the Company to cover such risk.

            (EE) Product Warranties. The Company has not given or made any warranties to third parties with respect to any products supplied which may still be in effect at any time after the date hereof, except for warranties imposed by law. There have been no claims or investigations made with respect to any product warranties which have not been fully settled and resolved or any unresolved warranty claims which have not been adequately reserved against on the Financial Statements.

            (FF) Capital Expenditures. The capital expenditures made by the Company with respect to its Kansas City, Missouri facility are set forth on SCHEDULE 2.3(FF).

      2.4 Limitation on Warranties. Purchaser and Acquisition Sub acknowledge that they have conducted an independent investigation of the financial condition, assets, liabilities, properties and projected operations of the Company in making their determination as to the propriety of the transaction contemplated by this Agreement and, in entering into this Agreement and Purchaser Ancillary Documents, have relied solely on the results of said investigation and on the representations and warranties of the Company expressly contained in Section 2.3 of this Agreement. EXCEPT AS EXPRESSLY SET FORTH IN
SECTION 2.3, THE STOCKHOLDERS AND MEMBERS MAKE NO EXPRESS OR IMPLIED WARRANTY OF ANY KIND WHATSOEVER, INCLUDING ANY REPRESENTATION AS TO PHYSICAL CONDITION OR VALUE OF ANY OF THE ASSETS OF THE COMPANY OR THE

FUTURE PROFITABILITY OR FUTURE EARNINGS PERFORMANCE OF THE COMPANY. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED. In addition, the parties acknowledge and agree that it is the intention of KC Salad to transfer the real property located at 5225 Speaker Road, Kansas City, Kansas to a wholly-owned subsidiary of KC Salad and to distribute on or prior to Closing the membership interests of such subsidiary to the KC Members. Notwithstanding anything herein to the contrary, the parties agree that the foregoing transfer of property and distribution of membership interests shall not constitute a breach of the representations and warranties contained in Section 2.3.

      2.5 Definition of Knowledge. For the purposes of this Agreement, the knowledge of the Company, Stockholders or Members shall be deemed to mean, and shall be limited to, the actual knowledge of Phillip Cooper and Carey Cooper, after review of such person's own files and inquiry of those other officers and employees of the Company who would reasonably be expected to have knowledge of the specific matter at issue.

                                   ARTICLE III
                          Conduct Prior to the Closing

      3.1 General. The Company, Stockholders, Members, Purchaser and Acquisition Sub shall have the rights and obligations with respect to the period between the date hereof and the Closing Date which are set forth in the remainder of this
Article III.

      3.2 Company Obligations. The following are the Company's obligations:

            (A) The Company shall give to Purchaser's officers, employees, agents, attorneys, consultants, accountants and lenders reasonable access during normal business hours to all of the directors, officers, managers, properties, books, contracts, records and personnel of or with respect to the Company and shall furnish to Purchaser and such persons as Purchaser shall designate to the Company such information as Purchaser or such persons may at any time and from time to time reasonably request. All contacts of Purchaser with respect to the Business (including with employees, customers and suppliers) shall be coordinated through Carey Cooper, or such other person designated by the Company in writing to Purchaser.

            (B) The Company shall carry on its business in the usual and ordinary course of business, consistent with past practices; provided, however, that nothing contained in this Agreement shall prohibit the Company, whether or not in the usual and ordinary course of business and whether or not consistent with past practice to distribute cash and life insurance policies (or the cash surrender value of such policies) to the Stockholders and Members.

            (C) After the date hereof and prior to the Closing Date, the Stockholders and Members agree (a) that they shall, and shall direct and use their best efforts to cause the Company and its directors, officers, managers, employees, advisors, accountants and attorneys (the "Representatives"), not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving the Company, or any purchase of all or any significant portion of the assets or any equity securities of the Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort to attempt to make or implement an Acquisition Proposal. The Stockholders and Members further agree that they will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties other than Purchaser conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 3.2(C). The Stockholders' Representative will notify Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it. The Stockholders and Members agree that Purchaser will be entitled to specifically enforce its rights under this Section 3.2(C) to recover damages by reason of any breach of the provisions therein and to exercise all other rights existing in its favor. The Stockholders and Members further agree and acknowledge that money damages may not be an adequate remedy for the breach of such provision and that Purchaser may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of this covenant.

            (D) The Company will use its best efforts to maintain, preserve, renew and keep in full force and effect the existence, rights and franchises of the Company, to preserve the business organizations of the Company intact, to keep available to Purchaser the Company's officers and employees, and to preserve for Purchaser the present relationships of the Company with its suppliers and customers and others having business relationships with it.

            (E) The Company will not (i) grant any increase in the wages or salary of any officer, employee or agent of the Company, except normal wage or salary increases for employees in the ordinary course of business consistent with past practice; (ii) except pursuant to existing compensation arrangements, by means of any bonus or pursuant to any plan or arrangement or otherwise, increase by any amount or to any extent the benefits or compensation of any such officer, employee or agent; (iii) enter into any employment agreement, sales agency contract or other arrangement with respect to the performance of personal services providing for annual compensation in excess of $50,000 which is not terminable by it without liability on not more than 30 days notice; (iv) enter into or extend any labor contract with any hourly-paid employees or any union; or
      (v) agree to take any such action.

            (F) Consistent with its obligation to act in the ordinary course of business consistent with past practice, the Company will not terminate (except by its own terms) or materially modify any material lease, license, permit, contract or other agreement to which it is a party without prior notice to Purchaser.

            (G) Except for sales to customers and purchases from suppliers in the ordinary course of business and except for transactions related to outfitting and opening the Kansas City, Missouri or Edgington, Franklin Park facilities, which transactions shall not involve expenditures that exceed $250,000, the Company will not, without the Purchaser's prior written consent, which shall not be unreasonably withheld, enter into any transaction involving more than $150,000 or a commitment extending more than three months.

            (H) [Intentionally deleted]

            (I) Redi-Cut will not amend its Articles of Incorporation or bylaws, KC Salad will not amend its Articles of Organization or Operating Agreement and KC Real Estate will not amend its Certificate of Formation or Operating Agreement.

            (J) The Company will not enter into any agreement to do any of the foregoing referenced in subsections (E) through (I).

            (K) From the date hereof and until the Closing Date, the Stockholders and Members shall have the continuing obligation to supplement or amend promptly the Disclosure Schedules being delivered pursuant to this Agreement with respect to any matter hereafter of which the Stockholders or Members have knowledge which, if existing or known at the date of this Agreement would have been required to be set forth or described in the Disclosure Schedules and any such supplements or amendments shall be deemed to be part of this Agreement and the Disclosure Schedules attached hereto.

            (L) At least 15 days prior to the Closing Date, the Stockholders and Members shall deliver to Purchaser the list of names and addresses of those persons who were, in the Company's reasonable judgment, "affiliates" (each such person, an "Affiliate Stockholder") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act of 1933, as amended ("Rule 145"). The Company shall provide Purchaser such information and documents as Purchaser shall request and shall deliver or cause to be delivered to Purchaser prior to the Closing Date, from each of the Affiliate Stockholders identified in the foregoing list an Affiliate Letter in the form attached hereto as EXHIBIT G. Purchaser shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Purchaser's Common Stock to be received by such Affiliate Shareholders pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for the Purchaser's Common Stock consistent with the terms of such Affiliate Letters, all as detailed in EXHIBIT G.

            (M) At or prior to Closing, the Company shall terminate all of its deferred compensation and change of control agreements including agreements with Les Frankel, Phillip Cooper, Brian Hill and Edward Schreiner (collectively, the "Deferred

      Compensation Agreements") and the Stockholders and Members shall satisfy all obligations thereunder, and none of the Purchaser, Acquisition Sub or the Company shall have any liability therefor.

            (N) At or prior to Closing, the Company shall pay all bonuses and satisfy all obligations under the Company's profit sharing plan which are or will be due for the year 2000.

            (O) At Purchaser's expense, within seven days prior to the Closing, the Stockholders and Members shall furnish to Purchaser an owner's title insurance commitment issued by a title insurance company reasonably acceptable to Purchaser, which shall show the state of title to the real property of the Company, and shall require the issuance of an ALTA 1970 Form B Title Insurance Policy in favor of the Company with only such exceptions as Purchaser shall approve in writing, which approval shall not be unreasonably withheld. In addition, at Purchaser's expense, within seven days prior to the Closing, the Stockholders and Members shall obtain an as-built Class "A" survey of the real property of the Company which shall indicate the exact metes, bounds, and acreage of such real property and shall show the exact location of all buildings, encroachments, easements, utility lines, rights-of-way, setback lines and encumbrances affecting such real property.

            (P) Prior to Closing, the Company shall terminate the Kansas City Salad, L.L.C. 401(k) Plan and Trust (the "KC Salad 401(k) Plan").

            (Q) Prior to Closing, the partners of F.C. Limited Partnership ("FCLP") shall contribute $50,000 to the capital of FCLP (the "Capital Contribution") and shall maintain such contribution for so long as Redi-Cut or any of its Affiliates leases real property from FCLP.

            (R) The Stockholders and Members agree, if requested by Purchaser, to execute lockup agreements in connection with an offering of Purchaser's Common Stock for such period of time, not to exceed 180 days, as may be requested by the underwriters, provided that the directors and executive officers of Purchaser are subject to the same lockup restrictions; and provided further that if any such director or executive officer is released from any such restriction, the Stockholders and Members shall also be released from such restrictions to the same extent as such executive officer or director at the same time.

            (S) The parties acknowledge and agree that it is the intention of KC Salad to transfer the real property located at 5252 Speaker Road, Kansas City, Kansas to a wholly-owned subsidiary of KC Salad and to distribute on or prior to Closing the membership interests of such subsidiary to the KC Members. Notwithstanding anything herein to the contrary, the parties agree that the foregoing transfer of property and distribution of membership interests shall not constitute a breach of the obligations contained in this Section 3.2.

      3.3 Purchaser's and Acquisition Sub's Obligations. Purchaser and Acquisition Sub shall continue to be bound by the terms and provisions of the Confidentiality Agreement, dated August 1, 2000, between U.S. Bancorp Piper Jaffray Inc., on behalf of the Company, and Purchaser ("Confidentiality Agreement"). The Confidentiality Agreement is hereby incorporated into this Agreement by reference and made a part of this Agreement and shall survive the execution of this Agreement notwithstanding the terms thereof. Except as specifically provided in this Section 3.3, if there shall be a conflict between the provisions of this Agreement and the provisions of the Confidentiality Agreement, the provisions of the Confidentiality Agreement shall control. The provisions of this Section 3.3 shall terminate as of the Closing.

      3.4 Joint Obligations. The following shall apply with equal force to the Company, the Stockholders and the Members, on the one hand, and Purchaser and Acquisition Sub, on the other hand:

             (A) Each of the parties hereto shall use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction contemplated hereby as soon as practicable. The Company, Stockholders and Members shall use commercially reasonable best efforts to obtain the consents to the consummation of the transaction contemplated hereby under or with respect to each lease, agreement, Permit, Environmental Permit, and other instrument, which is enumerated in SCHEDULE 3.4(A) attached hereto and Purchaser and Acquisition Sub shall cooperate with the Company with respect thereto.

             (B) Each party shall promptly give the other party written notice of the existence or occurrence of any condition which would make any representation or warranty herein contained of either party untrue or which might reasonably be expected to prevent the consummation of the transaction contemplated hereby.

             (C) No party shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of said party being untrue in any material respect as if originally made on and as of the Closing Date.

             (D) The parties shall forthwith (and in any event not later than five (5) days after the date hereof) make all filings and perform all acts required by them respectively under the HSR Act, at each party's own expense, except that Purchaser shall be responsible for paying the filing fee for Purchaser as the acquiring person. Purchaser and the Company shall coordinate and cooperate with one another in exchanging such information and assistance as may reasonably be necessary in connection with the parties obligations under this Section 3.4(D).

             (E) Purchaser, Acquisition Sub, the Company, the Stockholders and the Members will duly comply with all laws applicable to them and their respective business and operations and all laws, compliance with which is required for the valid consummation of the transactions contemplated by this Agreement.

                                   ARTICLE IV
                              Conditions to Closing

      4.1 Conditions to the Stockholders' and Members' Obligations. The obligation of the Stockholders and Members to close the transaction contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which, this Agreement may, at the Stockholders' and Members' option, be terminated pursuant to and with the effect set forth in Article VIII:

            (A) The representations and warranties made by Purchaser and Acquisition Sub shall be true and correct as if originally made on and as of the Closing Date except to the extent such representations and warranties are made on or as of a specified date and except to the extent the failure of such representations and warranties to be true and correct as of such dates could not reasonably be expected to have a Material Adverse Effect; and the Stockholders and Members shall have received a certificate of a duly authorized officer of Purchaser and Acquisition Sub signed on behalf of Purchaser and Acquisition Sub (as applicable) to such effect.

            (B) All obligations of Purchaser and Acquisition Sub to be performed hereunder through, and including on, the Closing Date (including all obligations which Purchaser and Acquisition Sub would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been performed in all material respects; and the Stockholders and Members shall have received a certificate of an officer of Purchaser and Acquisition Sub signed on behalf of Purchaser and Acquisition Sub (as applicable) to such effect.

            (C) No suit, proceeding or investigation shall have been commenced by any governmental authority or any other person on any grounds to restrain, enjoin or hinder the consummation of the transaction contemplated hereby, which suit, proceeding or investigation could reasonably be expected to result in damages in excess of $1,500,000 or the restraint or prohibition of the transactions contemplated hereby, in each case in the reasonable opinion of counsel for the Stockholders and Members.

            (D) Purchaser and Acquisition Sub shall have delivered to the Stockholders and Members the written opinion of Bass, Berry & Sims PLC, counsel for Purchaser and Acquisition Sub, dated as of the Closing Date, in substantially the form of EXHIBIT E attached hereto.

            (E) The waiting period applicable to the transaction contemplated hereby under the HSR Act and the rules and regulations thereunder shall have expired or been earlier terminated.

      4.2 Conditions to Purchaser's and Acquisition Sub's Obligations. The obligation of Purchaser and Acquisition Sub to close the transaction contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which, this Agreement may, at Purchaser's option, be terminated pursuant to and with the effect set forth in Article VIII:

            (A) The representations and warranties made by the Stockholders and Members shall be true and correct as if originally made on and as of the Closing Date, except to the extent such representations and warranties are made on or as of a specified date and except to the extent the failure of such representations and warranties to be true and correct could not reasonably be expected to have a Material Adverse Effect; and Purchaser and Acquisition Sub shall have received a certificate of the Stockholders and Members to such effect.

            (B) All obligations of the Stockholders and Members to be performed hereunder through, and including on, the Closing Date (including all obligations which the Stockholders and Members would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been performed in all material respects; and Purchaser and Acquisition Sub shall have received a certificate of the Stockholders and Members to such effect.

            (C) No suit, proceeding or investigation shall have been commenced by any governmental authority or any other person on any grounds to restrain, enjoin or hinder the consummation of the transaction contemplated hereby, which suit, proceeding or investigation could reasonably be expected to result in damages in excess of $1,500,000 or the restraint or prohibition of the transactions contemplated hereby, in each case in the reasonable opinion of legal counsel to Purchaser and Acquisition Sub.

            (D) The Company shall have delivered to Purchaser and Acquisition Sub the written opinion of Altheimer & Gray, counsel to the Stockholders and Members dated as of the Closing Date, in substantially the form of EXHIBIT F attached hereto.

            (E) The waiting period applicable to the transaction contemplated hereby under the HSR Act and the rules and regulations thereunder shall have expired or been earlier terminated.

            (F) Since December 31, 1999, the Company shall not have suffered a Material Adverse Effect.

            (G) The Affiliate Stockholders shall have delivered to Purchaser the Affiliate Letters, in substantially the form of EXHIBIT G attached hereto.

            (H) Purchaser shall have received from the Company executed counterparts of the consents referred to in SCHEDULE 3.4(A) hereof and all other consents not set forth in the Disclosure Schedule which are material to the Business that are required for the consummation of the transactions contemplated hereby, all of which consents shall be in form and substance reasonably satisfactory to Purchaser.

            (I) Purchaser shall have received from the Stockholders and Members terminations of the Deferred Compensation Agreements and releases of the Company from all obligations thereunder.

            (J) Purchaser shall have received from each Stockholder an executed 338(h)(10) Election (as defined herein) form, which Purchaser shall immediately execute.

            (K) Purchaser shall have received a release, in form and substance reasonably acceptable to Purchaser (the "Release"), releasing Redi-Cut from all obligations under that certain Reimbursement Agreement, dated as of October 1, 1991, among Redi-Cut, F.C. Limited Partnership and LaSalle National Bank (the "Reimbursement Agreement") and that certain Placement and Remarketing Agreement, dated September 25, 1991, among F.C. Limited Partnership, Redi-Cut and Illinois Development Finance Authority (the "Placement Agreement").

            (L) Purchaser shall have received evidence, reasonably satisfactory to it, of the termination of the KC Salad 401(k) Plan.

            (M) Purchaser shall have received evidence, reasonably satisfactory to it, of the Capital Contribution.

            (N) Purchaser shall have received Suitability Questionnaires from each Stockholder and Member, in substantially the form of EXHIBIT N hereto.

            (O) Each of Redi-Cut, KC Salad and KC Real Estate shall have been released from all their guaranty obligations; other than the KC Real Estate Guaranty and any other guaranty obligation where the obligation that is guaranteed is an obligation of one or more of Redi-Cut, KC Salad or KC Real Estate.

            (P) Purchaser shall have received title insurance commitments or other evidence reasonably satisfactory to Purchaser, confirming that the Company has valid and enforceable leasehold interest in and to all real estate located at 9501 Nevada Street, Franklin Park, Illinois and there are no exceptions to title with respect to such property that would reasonably be expected to (y) materially and adversely affect the intended use of such property by Purchaser, or (z) impose significant financial obligations upon Redi-Cut by virtue of the Amended and Restated Lease between F.C. Limited Partnership and Redi-Cut.

                                    ARTICLE V
                                     Closing

      5.1 Form of Documents. At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in this Article V. All documents which the Company, the Stockholder and the Members shall deliver shall be in form and substance reasonably satisfactory to Purchaser and its counsel. All documents which Purchaser and Acquisition Sub shall deliver shall be in form and substance reasonably satisfactory to the Stockholders and Members and their counsel.

      5.2 Purchaser's and Acquisition Sub's Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Section 4.2, Purchaser and Acquisition Sub shall execute and/or deliver to the Stockholders and Members and/or the Escrow Agent all of the following:

            (A) the Estimated Consideration to be paid at Closing as provided in
      Section 1.3(A);

            (B) evidence of payment in full of the Funded Debt in accordance with the Payoff Letters as provided in Section 1.3(D);

            (C) the Escrow Agreement;

            (D) a certified copy of Purchaser's Charter and by-laws and a certified copy of Acquisition Sub's Articles of Incorporation and by-laws;

            (E) a certificate of good standing of Purchaser, issued not earlier than fourteen (14) days prior to the Closing Date by the Secretary of State of Tennessee and a certificate of good standing of Acquisition Sub, issued not earlier than fourteen (14) days prior to the Closing Date by the Secretary of State of Missouri;

            (F) an incumbency and specimen signature certificate with respect to the officers of Purchaser and Acquisition Sub executing this Agreement, and any other document delivered hereunder, on behalf of Purchaser or Acquisition Sub; and

            (G) a certified copy of resolutions of Purchaser's and Acquisition Sub's boards of directors, authorizing the execution, delivery and performance of this Agreement and Purchaser Ancillary Documents, and any other document delivered by Purchaser or Acquisition Sub hereunder.

      5.3 Deliveries of Stockholders and Members. Subject to the fulfillment or waiver of the conditions set forth in Section 4.1, the Stockholders and Members shall execute or deliver to Purchaser and Acquisition Sub all of the following:

            (A) a certified copy of the Articles of Incorporation and by-laws of Redi-Cut, the Articles of Organization and the Operating Agreement of KC Salad and the Certificate of Formation and the Operating Agreement of KC Real Estate;

            (B) certificates of good standing, issued not earlier than fourteen
      (14) days prior to the Closing Date by the Secretary of State of Illinois, in the case of Redi-Cut, and by the Secretary of State of Illinois and Missouri in the case of KC Salad and by the Secretary of State of Delaware and Illinois in the case of KC Real Estate;

            (C) payoff letters and discharge documents from the lenders providing Funded Debt, which payoff letters and discharge documents shall
      (i) reflect the amounts required in order to pay in full all obligations of the Company to each such lender as of the Closing Date, and (ii) provide that, upon payment in full of the amounts indicated, all claims, encumbrances, security interests and other charges of such lender in and to the properties and assets of the Company shall be terminated and of no further force and effect, and that such lender shall forthwith execute and deliver to Purchaser any and all terminations and releases (including UCC-3 termination statements) necessary to evidence the foregoing termination (the "Payoff Letters"); and

            (D) the Escrow Agreement.

      5.4 Other Deliveries. In addition, at the Closing, the parties shall execute and deliver to the persons to be party thereto:

            (A) an Employment Agreement between Redi-Cut and Phillip Cooper, in the form of EXHIBIT H;

            (B) an Employment Agreement between Redi-Cut and Carey Cooper, in the form of EXHIBIT I;

            (C) an Employment Agreement between Redi-Cut and James Schallman, in the form of EXHIBIT J;

            (D) an Employment Agreement between Redi-Cut and Edward Schreiner, in the form of EXHIBIT K;

            (E) a Non-Competition Agreement among the Purchaser, the Company and each Stockholder and Member named therein, in the form of EXHIBIT L; and

            (F) the Amended and Restated Lease between F.C. Limited Partnership and Redi-Cut, in the form of EXHIBIT M.

                                   ARTICLE VI
                             Post-Closing Agreements

      6.1 Post-Closing Agreements. From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article VI.

      6.2 Inspection of Records. Purchaser and the Company shall each make their respective books and records (including work papers in the possession of their respective accountants) with respect to the Company available for inspection by the Stockholders and Members or by their representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven (7) year period following the Closing Date, with respect to all transactions of the Company occurring prior to and relating to the Closing, and the historical financial condition, assets, liabilities, operations and cash flows of the Company. As used in this Section 6.2, the right of inspection includes the right to make extracts or copies at the Members' and Stockholders' expense.

      6.3 Third Party Claims. The parties shall cooperate with each other with respect to the defense of any claims or litigation made or commenced by third parties following the Closing Date which are not subject to the indemnification provisions contained in Article VII, provided that the party requesting cooperation shall reimburse the other party for the other party's reasonable out-of-pocket costs and expenses of furnishing such cooperation.

      6.4 Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be reasonably necessary to comply with the terms of this Agreement and consummate the transaction contemplated hereby.

      6.5 Post-Closing Tax Returns.

            (A) Each of the Stockholders, Members and Purchaser agrees to allocate the Consideration and the liabilities of the Company existing immediately prior to the Closing to the assets of the Company as provided on SCHEDULE 6.5(A) (which allocation shall be prepared by the Stockholders' Representative and delivered to Purchaser not later than sixty (60) days following Closing and agreed to by Purchaser, which agreement shall not be unreasonably withheld). The allocation shall be prepared in accordance with the valuation method listed on SCHEDULE 6.5(A). Each of the Stockholders, Members, the Company, Acquisition Sub and Purchaser (as applicable) shall complete and file Internal Revenue Service Form 8594 and/or Form 8023, as appropriate (and any similar form required by state, local or foreign law) using the allocation of the Consideration and liabilities agreed between the Purchaser and Stockholders' Representative, and none of them shall take a position on any tax return, report or filing contrary with such allocation.

            (B) Any tax returns of the Company with respect to a period ending on or prior to or including the Closing Date not filed as of the Closing Date shall be prepared and filed by the Stockholders' Representative, at the Stockholders' and Members' expense. Purchaser shall provide, and cause the Company to provide, to the Stockholders' Representative (at no charge) such assistance (including the assistance of employees of the Company, the provision of information and any required consents, powers of attorney or authorization) as shall be reasonably required to allow the Stockholders' Representative to prepare and file any tax returns described in this
      Section 6.5(B). The Stockholders' Representative will permit Purchaser to review and comment on such tax return, but the Stockholders' Representative is not obligated to follow or use any such comments or revisions. Without the express written permission of the Stockholders' Representative (which may be given or withheld in the sole discretion of the Stockholders' Representative), Purchaser shall not amend, and shall not permit the Company to amend, any tax return filed prior to the Closing Date or pursuant to this Section 6.5(B).

            (C) In the event Purchaser or the Company receives notice of any audit or other inquiry with respect to taxes for a period ending on or prior to the Closing Date which could (depending upon its resolution) affect the tax liability of the Stockholders or Members, the Purchaser and the Company shall (i) promptly inform the Stockholders' Representative of such notice, (ii) allow the Stockholders' Representative to manage, control and defend (in his sole discretion) at his expense such audit or inquiry and (iii) provide, and cause the Company to provide, to the Stockholders' Representative such assistance and access to information as shall be reasonably requested by the Stockholders' Representative in connection with such audit or inquiry. Purchaser acknowledges and agrees that the Stockholders' Representative shall have all necessary authority to execute any IRS closing agreement or tax returns with respect to any audit or inquiry. Purchaser shall be entitled to participate in such audit or inquiry, at its expense, provided, that the Stockholders' Representative shall have the sole discretion to settle, compromise or litigate any matter described in this subsection (C), provided that neither Purchaser nor any of its Affiliates shall have any liability or obligation with respect to such matter.

      6.6 Section 338(h)(10) Election. With respect to the Acquisition:

            (A) Purchaser and the Stockholders shall make an election under
      Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder (and any comparable election under state, local or foreign tax law) for Redi-Cut (the "Section 338(h)(10) Election"). The parties shall report, in connection with the determination of income, franchise or other taxes measured by net income, the transactions being undertaken pursuant to this Agreement in a manner consistent with the Section 338(h)(10) Election.

            (B) Purchaser, the Stockholders and Redi-Cut shall cooperate fully with each other with respect to the Section 338(h)(10) Election. In particular, and not by way of limitation, in order to effect the Section 338(h)(10) Election, Purchaser and the Stockholders shall jointly execute necessary copies of Internal Revenue Service Form 8023 and all attachments required to be filed therewith pursuant to applicable Treasury regulations. Except as provided in this Section 6.6, Purchaser and the Stockholders shall file, and Purchaser shall cause members of its affiliated group (within the meaning of Section 1504 of the Code or any similar group defined under a similar provision of state, local or foreign law) to file, all returns, statements, forms and schedules in connection therewith in a manner consistent with such valuations and shall take no position contrary thereto unless required to do so by applicable law. Any disputes regarding the preparation, execution or filing of the forms and documents required in connection with making the Section 338(h)(10) Election shall be resolved in an arbitration to be conducted by the Arbitrating Accountant, whose fees shall be borne equally by Purchaser on the one hand, and the Stockholders on the other hand. Each of the parties to this Agreement shall be bound by the decision of the Arbitrating Accountant rendered in such arbitration. To the extent permitted by state, local or foreign tax laws, the principles of this Section 6.6 shall also apply with respect to a Section 338(h)(10) Election under state, local or foreign law.

      6.7 Post Closing Employment. Purchaser has the present intention to continue the employment of each employee of the Company after the Closing.

      6.8 Agreement to Defend and Indemnify. Purchaser shall cause each Company to indemnify and hold harmless each present and former director, officer, manager, employee and agent of each Company and each present and former director, officer, manager, employee, agent or trustee of any employee benefit plan for employees of such Company (individually, an "Indemnified Employee") and collectively, the "Indemnified Employees") against any losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative ("Indemnifiable Claim"), arising out of or pertaining to any action or omission occurring prior to the Closing Date (including any which arise out of or relate to the transaction contemplated by this Agreement), whether asserted or commenced prior to or following the Closing Date, to the full extent permitted under applicable law and each Company's Articles of Incorporation and by-laws, Articles of Organization, Certificate of Formation and Operating Agreement, as applicable, as currently in effect. The parties hereto agree that for not less than five (5) years following the Closing Date, the provisions of each Company's Articles of Incorporation and/or by-laws, Articles of Organization, Certification of Formation and Operating Agreement, as applicable, as in effect on the date hereof with respect to indemnification of officers, directors, employees, and agents of the Company shall not be modified or amended except as required by law, unless such modification or amendment expands the rights of the Indemnified Employees to indemnification. Purchaser shall cause the Company to advance expenses (including attorneys' fees) to each such Indemnified Employee to the full extent permitted by law. In the event of any Indemnifiable Claim (whether asserted or commenced before or following the Closing Date), (a) the Indemnified Employees may retain counsel reasonably satisfactory to them, and Purchaser shall cause the Company to pay all reasonable fees and expenses of such counsel for the Indemnified Employees promptly as statements therefor are received, and (b) Purchaser shall cause the Company to use its commercially reasonable best efforts to assist in the vigorous defense of any such matter; provided that the Company shall not be liable for any settlement effected without its written consent, which consent, however, shall not be unreasonably withheld. The parties acknowledge and agree that the provisions of this Section 6.8 are primarily for the benefit of the Indemnified Employees and the Indemnified Employees shall have third-party beneficiary rights under this Section 6.8 and shall be entitled to enforce their rights hereunder.

      6.9 Confidential Information. Each Stockholder and Member agrees that such Stockholder or Member will hold in trust, keep confidential and not disclose to any third party or make use of the Confidential Information (as defined herein) of the Company, its Affiliates or their customers. Each Stockholder and Member further agrees not to cause the transmission, removal, or transport of Confidential Information from the Company's principal place of business or any other place of business specified by the Company. Each Stockholder and Member agrees not to publish, disclose or otherwise disseminate such information without prior written approval of the Board of Directors of the Company. Each Stockholder and Member acknowledges that the unauthorized disclosure of Confidential Information of the Company, its Affiliates or their customers may be highly prejudicial to their interests, an invasion of privacy, an improper disclosure of trade secrets, or a violation of this Section 6.9. Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company, its Affiliates or customers are engaged or in which they contemplate engaging. Confidential Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of the Company, its Affiliates or customers, whether or not such information is specifically identified as Confidential Information by the Company, its Affiliates or customers. Confidential Information includes, but is not limited to any and all information concerning teaching techniques, processes, formulas, trade secrets, inventions, discoveries, improvements, research and development and test results, software programs, specifications, data, marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, customer and supplier identities, processing equipment, and any modifications or enhancements of any of the foregoing, and all financial information disclosed to any Stockholder or Member by the Company or its Affiliates, either directly or indirectly, in writing or orally or by observation, which has actual or potential economic or proprietary value to the Company or its Affiliates. Confidential Information shall not include any data or information that (i) is in the public domain (other than as a result of unauthorized disclosure by such Stockholder or Member), (ii) is required to be disclosed by law, order or regulation of a court or tribunal or government authority or (iii) becomes lawfully available to such Stockholder or Member on a non-confidential basis from a third party. Notwithstanding the foregoing, this Section 6.9 shall not apply to the disclosure or use of Confidential Information in connection with the performance of a Stockholder's or Member's obligations to the Company in their capacity as an employee of the Company.

      6.10 Covenant of Purchaser Regarding Registration Statement. From and after the Closing Date, Purchaser shall timely file or cause to be filed all reports required to be filed under the Securities Exchange Act of 1934, as amended, and will otherwise take all reasonable steps necessary to ensure that the Stockholders and Members remain eligible to dispose of such shares of Purchaser's Common Stock acquired hereunder pursuant to Rule 145 of the Securities Act and within two (2) business days after Closing will file a supplement to the prospectus contained in the Registration Statement to permit resales of shares of Purchaser's Common Stock by the Stockholders and Members pursuant thereto. In the event that the Stockholders and Members cannot dispose of such shares in compliance with Rule 145 (or any successor similar rule), the Stockholders and Members, with the consent of Purchaser, may dispose of such shares pursuant to the Registration Statement. Purchaser shall take all reasonable actions to maintain the effectiveness of the Registration Statement for any such resale. Purchaser may postpone for a reasonable period of time (not to exceed 90 days) the resale of shares pursuant to the Registration Statement if Purchaser determines in the good faith judgement of its board of directors that the resale of shares pursuant to the Registration Statement (A) could reasonably be expected to have a material adverse effect on any plan or proposal by Purchaser or any of its subsidiaries with respect to any financing, acquisition, recapitalization or reorganization which is material to Purchaser or other transaction which is material to Purchaser or (B) could require the disclosure of material non-public information, the disclosure of which could reasonably be expected to be materially adverse to the best interests of Purchaser and its shareholders. Purchaser shall indemnify and hold the Stockholders and Members harmless for any liability, loss or expense the Stockholders and Members may suffer arising out of any claim that resales made pursuant to the Registration Statement were made at a time when the Registration Statement contained an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. If such indemnification is unavailable or insufficient to hold the Stockholders and Members harmless as intended, then Purchaser shall contribute to the amounts suffered by the Stockholders and Members in such proportion as is appropriate to reflect the relative fault of Purchaser and the Stockholders and Members and other relevant equitable considerations.

                                   ARTICLE VII
                                 Indemnification

      7.1 General. From and after the Closing, the parties shall indemnify each other as provided in this Article VII.

      7.2 Certain Definitions. As used in this Agreement, the following terms shall have the indicated meanings:

            (A) "Damages" shall mean all assessments, levies, losses, fines, penalties, damages, costs and expenses, including reasonable attorneys', accountants', investigators' and experts' fees and expenses;

            (B) "Indemnified Party" shall mean a person or entity who is entitled to indemnification from a party hereto pursuant to this Article VII;

            (C) "Indemnifying Party" shall mean a party hereto who is required to provide indemnification under this Article VII;

            (D) "Third Party Claim" shall mean any action, suit, proceeding, investigation, or like matter which is asserted or threatened by a person or entity other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

      7.3 Stockholders' and Members' Indemnification Obligations. Subject to the limitations set forth in Section 7.4, each Stockholder and Member shall indemnify, save and keep Purchaser, Acquisition Sub and their directors, officers, employees, successors and assigns (each a "Purchaser Indemnitee" and collectively, the "Purchaser Indemnitees") harmless against and from all Damages sustained or incurred by any Purchaser Indemnitee, as a result of or arising out of or by virtue of:

            (A) any inaccuracy in or breach of any representation or warranty made by the Stockholder or Members to Purchaser or Acquisition Sub contained herein or in any closing document delivered to Purchaser in connection herewith;

            (B) the breach by the Company, the Stockholders or Members of, or failure of the Company, the Stockholders, or Members to comply with any of the covenants or obligations under this Agreement to be performed by the Company, the Stockholders or Members prior to or after the Effective Time;

            (C) any tax liability of the Company asserted or assessed against the Company, or any tax liability of any Stockholder or Member for any franchise, capital stock or other similar state or local tax asserted or assessed against the Company, in each case for any period ending on or before the Closing Date, to the extent such tax liability has not been previously paid, or for which adequate reserves or provisions have not been established in the Financial Statements or in the Statement of Working Capital; or

            (D) any cost, expense or liability incurred by Purchaser, Acquisition Sub or the Company in connection with the release of any Hazardous Materials into the soil or groundwater of, or originating from, any Business Facility, or any Hazardous Material Activity, which exists on the Closing Date and any cost, expense or liability incurred by Purchaser, Acquisition Sub or the Company in connection with the failure of the Company, Stockholders or Members to comply with any Environmental Law.

      7.4 Limitation on the Stockholders' and Members' Indemnification Obligations. The Stockholders' and Members' obligations pursuant to the provisions of Section 7.3 are subject to the following limitations:

            (A) the Purchaser Indemnitees shall not be entitled to recover under
      Section 7.3 until the aggregate amount which the Purchaser Indemnitees would recover under Section 7.3, but for this Section 7.4(A), exceeds Five Hundred Thousand Dollars ($500,000), and then only for the excess over such amount;

            (B) the Purchaser Indemnitees shall not be entitled to recover under
      Section 7.3 unless a claim has been asserted by written notice, specifying the details of the alleged misrepresentation or breach of warranty or covenant, delivered to the Stockholders' Representative on or prior to the first (1st) year anniversary of the Closing, except with respect to claims under Section 7.3(C), which must be asserted on or prior to the fourth
      (4th) anniversary of the Closing;

            (C) the Purchaser Indemnitees shall not be entitled to recover under
      Section 7.3:

                (i) WITH RESPECT TO CONSEQUENTIAL DAMAGES AND WITH RESPECT TO PUNITIVE DAMAGES (it being understood that consequential damages shall not include any multiple of lost profits reflecting a decrease in the value of the Business or any decrease in the share price of Purchaser.);

                (ii) with respect to the failure to obtain any consent, or to satisfy any conditions imposed incident to the giving of any consent, required in connection with, or as a consequence of, the transactions contemplated by this Agreement;

                (iii) to the extent the subject matter of the claim is covered by insurance (including title insurance) held by the Company, Purchaser or Acquisition Sub;

                (iv) with respect to any claim or liability to any employee employed by the Company arising as the result of the termination of such employee's employment subsequent to the Closing Date;

                (v) the Purchaser Indemnitees shall not be entitled to recover, or to seek any remedy under this Agreement to the extent that Purchaser shall have received the benefit of an adjustment to the Consideration pursuant to the Net Working Capital Adjustment set forth in
                      Article I with respect to the matter for which the Purchaser Indemnitees are seeking indemnification; and

                (vi) with respect to any matter or claim for which the Company receives indemnification from a third party.

            (D) the amount of any recovery by the Purchaser Indemnitees pursuant to Section 7.3 shall be net of any foreign, federal, state and/or local income tax benefits inuring to the Purchaser Indemnitees as a result of the state of facts which entitled the Purchaser Indemnitees to recover pursuant to Section 7.3;

            (E) the Purchaser's Common Stock held in Escrow shall constitute the sole and exclusive source for the satisfaction of the indemnification obligations and liabilities of the Stockholders and Members under this Agreement, and any other closing or ancillary document executed and delivered pursuant to the provisions hereof or thereof, and in no event shall the aggregate amount of Damages for which the Stockholders and Members be liable under this Agreement and any other ancillary documents hereto or thereto exceed the Purchaser's Common Stock held in the Escrow; it being understood that the entire amount of the Purchaser's Common Stock held in the Escrow shall be available to Purchaser Indemnitees to satisfy the indemnification obligations of the Stockholders and Members under this Agreement without regard to the Stockholder's and Member's allocable right and interest in the Consideration and the Purchaser's Common Stock held in the Escrow. Anything to the contrary contained herein notwithstanding, following the termination of the Escrow, any indemnification obligation of the Stockholders and Members with respect to a claim pursuant to Section 7.3(C) of this Agreement shall be satisfied by the Stockholders and Members, jointly and severally; provided that in no event shall the amount of Damages for which the Stockholders and Members be liable under this Agreement and any other ancillary documents hereto or thereto exceed in the aggregate $10,000,000 less amounts paid or satisfied from the Escrow.

            (F) Environmental Indemnities. As a condition of any indemnification obligation under Section 7.3(D) or under 7.3(A) with respect to a breach of a representation or warranty in Section 2.3(R) (an "Environmental Claim"), Purchaser

      Indemnitees shall, with respect to each potential or actual Environmental Claim, give written notice to the Stockholders' Representative promptly following Purchaser Indemnitees' knowledge of the occurrence of any event or Purchaser Indemnittees' knowledge of the existence of any condition or alleged state of facts in respect thereof. In addition:

                (i) Purchaser Indemnitees shall promptly deliver to the Stockholders' Representative copies of all final reports, studies, investigations, surveys, test data, assessments, cost estimates and all other information and documentation available to it relating to or supporting such potential or actual Environmental Claim;

                (ii)  Unless required to do so by applicable Environmental
                      Law, no Purchaser Indemnitees shall give notice to any governmental authority of any event or of the existence of any condition or alleged state of facts that may give rise to a potential or actual Environmental Claim without prior written notice to the Stockholders' Representative, if the Purchaser Indemnitees (or representative or advisor thereof) shall have any discussion or other communication with, to, or from any governmental authority relating to such potential or actual Environmental
                      Claim, Purchaser Indemnitees shall provide reasonable prior written notice to the Stockholders' Representative, and the Stockholders' Representative shall be entitled to attend all such discussions and communications, with Purchaser Indemnitees' leading such discussions and communications.

                (iii) Purchaser Indemnitees agree to use their best efforts to minimize remediation costs with respect to Environmental Claims, and, in deciding among various alternative courses of remedial action, due consideration shall be given to minimization of costs. Deed restrictions or any limitations on use of any portion of the property shall not be required to minimize remediation costs, unless otherwise agreed to by Purchaser Indemnitees.

      7.5 Purchaser's Indemnification Covenants. Subject to the limitations set forth in Section 7.6, Purchaser shall indemnify, save and keep the Stockholders and Members and their respective heirs, stockholders, partners, members, directors, officers, employees, successors and assigns ("Stockholder Indemnitees"), harmless against and from all Damages sustained or incurred by any Stockholder Indemnitee, as a result of or arising out of or by virtue of:

            (A) any inaccuracy in or breach of any representation or warranty made by Purchaser or Acquisition Sub to the Stockholders or Members herein, or in any closing document delivered to the Stockholders, Members or the Stockholders' Representative in connection herewith or therewith; or

            (B) any breach by Purchaser or Acquisition Sub of, or failure by Purchaser or Acquisition Sub to comply with, any of the covenants or obligations under this Agreement be performed by Purchaser or Acquisition Sub (including obligations under this Article VII).

      7.6 Limitation of the Purchaser's Indemnification Obligations. The Purchaser's obligations pursuant to Section 7.5 are subject to the following limitations:

            (A) The Stockholder Indemnitees shall not be entitled to recover under Section 7.5 until the aggregate amount which the Stockholder Indemnitees would recover under Section 7.5, but for this Section 7.6, exceeds $500,000, and then only for the excess over such amount;

            (B) The Stockholder Indemnitees shall not be entitled to recover under Section 7.5 unless a claim has been asserted by written notice, specifying the details of the alleged misrepresentation or breach of warranty or covenant, delivered to the Purchaser on or prior to the first
      (1st) year anniversary of the Closing;

            (C) The Stockholder Indemnitees shall not be entitled to recover under Section 7.5:

                (i) WITH RESPECT TO CONSEQUENTIAL DAMAGES AND WITH RESPECT TO PUNITIVE DAMAGES (it being understood that consequential damages shall not include any multiple of lost profits reflecting a decrease in the value of the Business or any decrease in the share price of Purchaser.);

                (ii) With respect to the failure to obtain any consent, or to satisfy any conditions imposed incident to the giving of any consent, required in connection with, or as a consequence of, the transactions contemplated by this Agreement;

                (iii) to the extent the subject matter of the claim is covered by insurance (including title insurance) held by the Company, the Stockholders or the Members;

                (iv) with respect to any claim or liability to any employee employed by the Company arising as the result of the termination of such employee's employment prior to the Closing Date;

                (v) the Stockholder Indemnitees shall not be entitled to recover, or to seek any remedy under this Agreement to the extent that the Stockholders or Members shall have received the benefit of an adjustment to the Consideration pursuant to the Net Working Capital Adjustment set forth in Article I with respect to the matter for which the Stockholder Indemnitees are seeking indemnification; and

                (vi) with respect to any matter or claim for which the Stockholders or Members receives indemnification from a third party.

            (D) The amount of any recovery by the Stockholder Indemnitees pursuant to Section 7.5 shall be net of any foreign, federal, state and/or local income tax benefits inuring to the Stockholder Indemnitees as a result of the state of facts which entitled the Stockholder Indemnitees to recover pursuant to Section 7.5;

            (E) In no event shall the aggregate amount of Damages for which the Purchaser and Acquisition Sub be liable under this Agreement and any other ancillary documents hereto or thereto exceed $10 million.

      7.7 Cooperation. Subject to the provisions of Section 7.8, the Indemnifying Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim, and if said right is exercised, the parties shall cooperate in the investigation and defense of said Third Party Claim.

      7.8 Third Party Claims. Forthwith following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall
(i) notify the other party of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice and (ii) if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted. The Indemnified Party may, upon reasonable notice, tender the defense of a Third Party Claim to the Indemnifying Party. If:

            (A) the defense of a Third Party Claim is so tendered and within thirty (30) days thereafter such tender is accepted in writing subject to the provisions of this Article VII, including, if applicable, Section 7.4 and Section 7.6, by the Indemnifying Party; or

            (B) within thirty (30) days after the date on which written notice of a Third Party Claim has been given pursuant to this Section 7.8, the Indemnifying Party shall acknowledge subject to the provisions of this
      Article VII, including, if applicable, Section 7.4 and Section 7.6, its indemnification obligations as provided in this Article VII in writing to the Indemnified Party;

then, except as hereinafter provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party provided that the Indemnified Party shall be entitled to indemnification therefor in accordance with this Article VII if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided. The Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim if it shall fail to diligently contest the Third Party Claim.

So long as the Indemnifying Party has not lost its right and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least five (5) days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnified Party. All expenses (including attorneys' fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party; provided, that if the Indemnifying Party shall be the Stockholders or Members, all such expenses shall be paid directly from the Escrow. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Article VII shall relieve it of such obligations to the extent they exist. If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume, the defense of a Third Party Claim pursuant to this Section 7.8, or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least five (5) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party.

      7.9   Indemnification Exclusive Remedy. From and after the Closing:

      (A) indemnification pursuant to the provisions of this Article VII shall be the exclusive remedy of the parties for any misrepresentation or breach of any warranty or covenant contained herein or in any closing or ancillary document executed and delivered pursuant to the provisions hereof or thereof;

      (B) the only legal action which may be asserted by any party with respect to any matter which is the subject of this Article VII shall be a contract action to enforce, or to recover damages for the breach of, this Article VII; and

      (C) without limiting the generality of clause (B), no legal action sounding in tort or strict liability may be maintained by any party.

                                  ARTICLE VIII
                        Effect of Termination/Proceeding

      8.1 General. The parties shall have the rights and remedies with respect to the termination and/or enforcement of this Agreement which are set forth in this Article VIII.

      8.2 Right to Terminate. Anything to the contrary herein notwithstanding, this Agreement and the transaction contemplated hereby may be terminated at any time prior to the Closing by prompt notice given in accordance with Section 10.2:

            (A) by the mutual written consent of Purchaser and the Stockholders' Representative;

            (B) by Purchaser or the Stockholders' Representative if the Closing shall not have occurred at or before 11:59 p.m. on January 31, 2001 (the "Optional Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(B) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date;

            (C) by Purchaser prior to the Optional Termination Date, if in the good faith, reasonable opinion of Purchaser's legal counsel the condition set forth in Section 4.2(C) hereof cannot be satisfied prior to the Optional Termination Date;

            (D) by the Stockholders' Representative prior to the Optional Termination Date, if in the good faith, reasonable opinion of legal counsel for the Stockholders and Members, the failure of the condition set forth in Section 4.1(C) hereof cannot be satisfied prior to the Optional Termination Date;

            (E) by Purchaser in the event of a breach by the Stockholders or Members of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in Sections 4.2(A) or 4.2(B) hereof and (ii) cannot be or has not been cured within twenty (20) business days after the giving of written notice thereof to the Stockholders' Representative by Purchaser; or

            (F) by the Stockholders' Representative in the event of a breach by Purchaser or Acquisition Sub of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in Sections 4.1(A) or 4.1(B) hereof and (ii) cannot be or has not been cured within twenty (20) business days after the giving of written notice thereof to Purchaser and Acquisition Sub by the Stockholders' Representative.

      8.3 Remedies. Notwithstanding any termination right granted in Section 8.2, in the event of the nonfulfillment of any condition to a party's closing obligations, in the alternative, such party may elect to do one of the following:

            (A) proceed to close despite the nonfulfillment of any closing condition, it being understood that consummation of the Closing shall be deemed a waiver of a breach of any covenant required to be performed prior to Closing, the lack of performance of which Purchaser or the Stockholders' Representative, as applicable, has knowledge, and of such party's rights and remedies with respect thereto;

            (B) decline to close, terminate this Agreement as provided in
      Section 8.2, and thereafter seek damages to the extent permitted by law;
      or

            (C) seek specific performance of the obligations of the other party. Each party hereby agrees that in the event of any breach by such party of this Agreement, the remedies available to the other party at law would be inadequate and that such party's obligations under this Agreement may be specifically enforced.

                                   ARTICLE IX
                          Stockholders' Representative

      Pursuant to that certain Stockholders and Members Representative Agreement (the "Stockholders and Members Representative Agreement"), the Stockholders and Members have appointed Phillip Cooper (the "Stockholders' Representative") to represent the Stockholders and Members in this transaction. The Stockholders' Representative has been appointed as attorney-in-fact for the Stockholders and Members and has the powers described in the Stockholders and Members Representative Agreement. Purchaser and Acquisition Sub shall be entitled to rely on written instructions of the Stockholders' Representative and shall be protected from any liability of any kind for actions taken in reliance upon such written instructions.

                                    ARTICLE X
                                  Miscellaneous

      10.1 Publicity. Except as otherwise required by law or applicable stock exchange rules, press releases and other publicity concerning this transaction shall be made only with the prior agreement of the Stockholders' Representative and Purchaser (and in any event, the Stockholders' Representative and Purchaser shall use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity).

      10.2 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand, by facsimile, or by nationally recognized private carrier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:

           If to the Company (prior to Closing) or the Stockholders' Representative (which shall constitute notice to all Stockholders and Members):

                      Redi-Cut Foods, Inc.
                      9501 Nevada Avenue
                      Franklin Park, IL 60131-3331
                      Attention: Phillip Cooper and Carey Cooper
                      Fax: (847) 288-2205

           with a copy (which shall not constitute notice to the Company, the Stockholders, Members or the Stockholders' Representative) to:

                      Altheimer & Gray
                      10 South Wacker Drive
                      Suite 4000
                      Chicago, Illinois 60606
                      Attention: Jeffrey N. Smith
                      Fax: (312) 715-4800

           If to Purchaser or Acquisition Sub:

                      Performance Food Group Company
                      6800 Paragon Place
                      Suite 500
                      Richmond, Virginia 23230
                      Attention: Roger L. Boeve
                      Fax: (804) 285-5360

           with a copy (which shall not constitute notice to Purchaser or Acquisition Sub) to:

                      Bass, Berry & Sims PLC
                      315 Deaderick Street
                      Suite 2700
                      Nashville, Tennessee 37238
                      Attention: F. Mitchell Walker, Jr.
                      Fax: (615) 742-2775

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 10.2.

      10.3 Expenses; Transfer Taxes; Audited Financial Statements. Each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including financial advisors', attorneys', accountants' and other professional fees and expenses. The Stockholders and the Members shall pay all sales and transfer taxes which may be payable in connection with the transfer of the

Shares and Membership Interests pursuant to the Acquisition. The Company shall prepare financial statements for the nine (9) months ending September 30, 2000, as soon as reasonably practicable following the end of the period. The financial statements will be audited by KPMG LLP at the expense of the Purchaser. The Company will cooperate with KPMG LLP in connection with the preparation of such audit.

      10.4 Entire Agreement. This Agreement and the instruments to be delivered by the parties pursuant to the provisions hereof constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Each Exhibit, Schedule and the Disclosure Schedule, shall be considered incorporated into this Agreement. Any amendments, or alternative or supplementary provisions, to this Agreement, must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto. The inclusion of any item in the Disclosure Schedule is not evidence of the materiality of such item for the purposes of this Agreement. The parties make no representations or warranties to each other, except as contained in this Agreement, and any and all prior representations and warranties made by any party or its representatives, whether verbally or in writing, are deemed to have been merged into this Agreement, it being intended that no such prior representations or warranties shall survive the execution and delivery of this Agreement.

      10.5 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

      10.6 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

      10.7 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

      10.8 Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Illinois applicable to contracts made in that State.

      10.9 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including third party beneficiary rights.

      10.10 Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other party.

      10.11 Governmental Reporting. Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall be construed to mean that a party hereto or other person must make or file, or cooperate in the making or filing of, any return or report to any governmental authority in any manner that such person or such party reasonably believes or reasonably is advised is not in accordance with law.

      10.12 Waiver of Trial by Jury. Each of the parties hereto waives the right to a jury trial in connection with any suit, action or proceeding seeking enforcement of such party's rights under this Agreement or in relation to the transactions contemplated hereby.

      10.13 Consent to Jurisdiction. This Agreement has been executed and delivered in and shall be deemed to have been made in Chicago, Illinois. The parties each agree to the exclusive jurisdiction of any state or Federal court within the City of Chicago, with respect to any claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by registered mail, directed to it at its address as set forth in Section 10.2, and service so made shall be deemed to be completed when received. The parties each waive any objection based on forum non conveniens and waive any objection to venue of any action instituted hereunder. Nothing in this paragraph shall affect the right of the parties to serve legal process in any other manner permitted by law.

      10.14 No Strict Construction. The parties hereto jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, this Agreement shall be construed as if drafted jointly by the parties hereto, and no rule of strict construction shall be applied against any person or entity.

      10.15 Interpretation. Whenever the term "include" or "including" is used in this Agreement, it shall mean "including, without limitation," (whether or not such language is specifically set forth) and shall not be deemed to limit the range of possibilities to those items specifically enumerated. The words "hereof," "herein" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision. Terms defined in the singular have a comparable meaning when used in the plural and vice versa.

      10.16 Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

      10.17 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

      10.18 Trustees. Anything to the contrary herein contained notwithstanding, this Agreement has been executed by the trustee(s) identified on the signature pages hereto, not personally, but solely as trustee(s), as aforesaid, in the exercise of the power and authority conferred upon and vested in him (them), as such trustee(s). It is expressly understood and agreed that all the warranties, indemnitees, representations, covenants, undertakings and agreements herein made on the part of such trustee(s), are undertaken by him (them) solely in his (their) capacity as trustee(s) and not personally. No personal liability or personal responsibility is assumed by or shall be at any time asserted or enforceable against such trustee(s) on account of any warranty, indemnity, representation, covenant, undertaking or agreement of the trustee(s) herein, any such liability being expressly waived by the Stockholders and Members, and by every person now or hereafter claiming any right hereunder, and that so far as such trustee(s) and his (their) successor(s), personally, are concerned, every other person now or hereafter claiming any right hereunder shall look solely to the trust assets from time to time held by such trustee(s), for the satisfaction of such liability.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                                     PURCHASER:

                                     PERFORMANCE FOOD GROUP COMPANY


                                     By: /s/ Blake Auchmoody
                                        ----------------------------------------
                                     Name: Blake Auchmoody
                                          --------------------------------------
                                     Its: Vice President of Corporate Operations
                                          and Risk Management
                                          --------------------------------------


                                     ACQUISITION SUB:

                                     K.C. SALAD HOLDINGS, INC.


                                     By: /s/  Blake Auchmoody
                                        ----------------------------------------
                                     Name:  Blake Auchmoody
                                          --------------------------------------
                                     Its: Chairman
                                         ---------------------------------------


                                     STOCKHOLDERS:

                                     Phillip J. Cooper Trust


                                     BY: /s/ Phillip J. Cooper
                                        ----------------------------------------
                                           Phillip J. Cooper, Trustee

                                         /s/ Carey F. Cooper
                                     -------------------------------------------
                                     Carey F. Cooper


                                     Carey F. Cooper Irrevocable Trust

                                     By: /s/ Alan B. Patzik
                                        ----------------------------------------
                                           Alan B. Patzik, Co-Trustee


                                     By: /s/ Donald Karol
                                        ----------------------------------------
                                           Donald Karol, Co-Trustee

                                       Nancy Finkelman Irrevocable Trust

                                       By: /s/ Alan B. Patzik
                                          --------------------------------------
                                                Alan B. Patzik, Co-Trustee

                                       By: /s/ Donald Karol
                                          --------------------------------------
                                                Donald Karol, Co-Trustee


                                       Laura Schallman Irrevocable Trust

                                       By: /s/ Alan B. Patzik
                                          --------------------------------------
                                                Alan B. Patzik, Co-Trustee


                                       By: /s/ Donald Karol
                                          --------------------------------------
                                                Donald Karol, Co-Trustee


                                       Justin David Finkelman Irrevocable Trust

                                       By: /s/ Alan B. Patzik
                                          --------------------------------------
                                                Alan B. Patzik, Co-Trustee


                                       By: /s/ Donald Karol
                                          --------------------------------------
                                                Donald Karol, Co-Trustee


                                       Jamie Lynn Finkelman Irrevocable Trust

                                       By: /s/ Alan B. Patzik
                                          --------------------------------------
                                                Alan B. Patzik, Co-Trustee


                                       By: /s/ Donald Karol
                                          --------------------------------------
                                                Donald Karol, Co-Trustee


                                       Taylor Paige Finkelman Irrevocable Trust

                                       By: /s/ Alan B. Patzik
                                          --------------------------------------
                                                Alan B. Patzik, Co-Trustee


                                       By: /s/ Donald Karol
                                          --------------------------------------
                                                Donald Karol, Co-Trustee

                                    Michael Albert Schallman Irrevocable Trust

                                    By: /s/ Alan B. Patzik
                                       --------------------------------------
                                             Alan B. Patzik, Co-Trustee


                                    By: /s/ Donald Karol
                                       -----------------------------------------
                                             Donald Karol, Co-Trustee


                                    Jonathan William Schallman Irrevocable Trust

                                    By: /s/ Alan B. Patzik
                                       -----------------------------------------
                                             Alan B. Patzik, Co-Trustee


                                    By: /s/ Donald Karol
                                       -----------------------------------------
                                             Donald Karol, Co-Trustee


                                    Alexandra Elizabeth Cooper Irrevocable Trust

                                    By: /s/ Alan B. Patzik
                                       -----------------------------------------
                                             Alan B. Patzik, Co-Trustee


                                    By: /s/ Donald Karol
                                       -----------------------------------------
                                             Donald Karol, Co-Trustee


                                    Nathan Richard Cooper Irrevocable Trust

                                    By: /s/ Alan B. Patzik
                                       -----------------------------------------
                                             Alan B. Patzik, Co-Trustee


                                    By: /s/ Donald Karol
                                       -----------------------------------------
                                             Donald Karol, Co-Trustee


                                    Douglas Martin Cooper Irrevocable Trust

                                    By: /s/ Alan B. Patzik
                                       -----------------------------------------
                                             Alan B. Patzik, Co-Trustee


                                    By: /s/ Donald Karol
                                       -----------------------------------------
                                             Donald Karol, Co-Trustee

                                       MEMBERS OF KC SALAD:

                                       /s/  Edward Schreiner
                                       -----------------------------------------
                                       Edward Schreiner

                                       The Cooper Family, L.L.C.

                                       By: /s/ Phillip J. Cooper
                                          --------------------------------------
                                       Title: Manager
                                             -----------------------------------


                                       MEMBERS OF KC REAL ESTATE:

                                       /s/ Phillip J. Cooper
                                       -----------------------------------------
                                       Phillip J. Cooper

                                       /s/  Carey F. Cooper
                                       -----------------------------------------
                                       Carey F. Cooper

                                       /s/ Nancy G. Finkelman
                                       -----------------------------------------
                                       Nancy G. Finkelman

                                       /s/ Laura A. Schallman
                                       -----------------------------------------
                                       Laura A. Schallman

                                       /s/ Edward Schreiner
                                       -----------------------------------------
                                       Edward Schreiner